Execution Copy

Exhibit 10.45

PURCHASE AND SALE AGREEMENT

by and among

KIM TOPCO INC.,

BRANDYWINE OPERATING PARTNERSHIP, L.P.

and

BDN INVESTMENT TRUST

Dated as of December 23, 2015

719028938

EXHIBITS

Exhibit A Definitions
Exhibit B List of Target Company Group Members

Exhibit B-1Pre-Closing Restructuring of Target Company
Exhibit C Legal Description of the Land
Exhibit D List of Licenses
Exhibit E Form of Escrow Agreement
Exhibit F Form of Assignment and Assumption of Beneficial Ownership Interests
Exhibit G Form of FIRPTA Certificate
Exhibit H-1 Form of GSA-IRS SNDA
Exhibit H-2 Form of GSA Statement of Lease
Exhibit I Permitted Encumbrances – Additional Title Matters
Exhibit J Purchaser Closing Certificate
Exhibit K Seller Closing Certificate
Exhibit L Mutual Release

Exhibit MForm of Cira License Agreement

Exhibit NForm of GSA-IRS Parking Area Lease

Exhibit OForm of Amended and Restated GSA-IRS Rent Allocation Agreement

Exhibit PForm of BDN Property Management Agreement

Exhibit QMonetary Liens to be Satisfied by Seller

Exhibit RTitle Affidavits and Undertakings to be Executed by Seller

Exhibit SApproved Press Release

Exhibit TPenn ROFO Waiver and Modification

Exhibit UForm of BDN Garage Owner Estoppel

SCHEDULES

Disclosure Schedule

Schedule 1.2Excluded Assets

Schedule 3.5Due Diligence Material Made Available to Purchaser

Schedule 11.19Notice Addresses

719028938

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT, dated as of December 23, 2015 (the “Agreement Date”), is by and among (i) KIM TopCo Inc., a Delaware corporation (“Purchaser”), and (ii) Brandywine Operating Partnership, L.P., a Delaware limited partnership (“Seller”), and BDN Investment Trust, a Maryland real estate investment trust (the “Target Company”).  Purchaser, Seller and the Target Company are also sometimes herein referred to individually as a “Party” and collectively as the “Parties.”  Capitalized terms used in this Agreement are defined in Exhibit A.

Preliminary statements:

A.Seller owns and will own as of Closing all (100%) of the issued and outstanding shares of beneficial ownership interest in the Target Company (the “Purchased Shares”), and the Target Company owns, directly or indirectly through one or more Subsidiaries, all of the ownership interests in each of the Target Company Subsidiaries identified on Exhibit B hereto, including, without limitation, all of the ownership interests in each of (i) Brandywine Cira Post Office, LP, a Delaware limited liability company (the “Property Owner Subsidiary”) and (ii) Brandywine Cira PO Master Tenant, LLC, a Delaware limited liability company (the “Master Tenant”).

B.The Property Owner Subsidiary owns the Property and has leased the Property to the Master Tenant pursuant to that certain Master Lease Agreement, dated as of November 14, 2008, by and between the Property Owner Subsidiary, as landlord, and Master Tenant, as tenant (the “Master Lease”).

C.The Master Tenant has leased the Property to the United States of America, acting by, through and under the Administrator of General Services (the “GSA”) pursuant to a Memorandum of Understanding for the Lease of Real Property dated August 27, 2007, U.S. Government Lease for Real Property No. GS-03B-07358 (as amended through the Agreement Date, the “GSA-IRS Lease”), initially between the United States Postal Service (“USPS”), as lessor, and the GSA, as tenant, as the same has been assigned by the USPS to the Master Tenant.

D.Seller desires to sell and Purchaser desires to purchase all of the Purchased Shares, all upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
PROPERTY; EXCLUDED ASSETS

Section 1.1Property.

The term “Property” shall mean, collectively, the following (but expressly excluding the Excluded Assets):

(a)Land.  Property Owner Subsidiary’s fee simple interest in and to all of that certain tract of land located in the City of Philadelphia, Commonwealth of Pennsylvania described more particularly in Exhibit C attached hereto and incorporated herein by reference, being known and referred to as “2970 Market Street”, together with all rights and appurtenances pertaining to such land, including, without limitation, all of Property Owner Subsidiary’s right, title and interest in and to: (i) all adjacent strips, streets, roads, alleys and rights-of-way, public or private, open or proposed; (ii) all development rights, covenants, easements, privileges, and hereditaments, whether or not of record which are appurtenant thereto; (iii) all access, air, water, riparian, development, utility, and solar rights which are appurtenant thereto; and (iv) any unpaid award for any taking by condemnation or similar proceeding or any damage to the Land or any of the Improvements by reason of change of grade or closing of any street, road or avenue (collectively, the “Land”).

(b)Improvements.  The building situated on the Land consisting of approximately 870,262 rentable square feet of office space and commonly known as the “Main Post Office”, and all other improvements and structures constructed on the Land (collectively, the “Improvements”).

(c)Cira Garage Subleasehold.  All of Master Tenant’s right, title and interest in and to the subleasehold interest in the Cira Garage Property under and pursuant to the GSA-IRS Parking Area Lease.

(d)Personal Property.  All of Property Owner Subsidiary’s right, title and interest in and to (specifically excluding any property owned by tenants under leases) the following (collectively, the “Personal Property”):

(i)mechanical systems, fixtures, machinery and equipment comprising a part of or attached to or located upon the Land or Improvements;

(ii)maintenance equipment and tools, if any, owned by Property Owner Subsidiary and used exclusively in connection with, and located in or on, the Land or Improvements;

(iii)site plans, surveys, plans and specifications, manuals and instruction materials, and floor plans in Property Owner Subsidiary’s possession or control which relate to the Land or Improvements;

(iv)pylons and other signs situated on or at the Land or Improvements; and

(v)other tangible personal property owned by Property Owner Subsidiary and used exclusively in connection with, and located in or on, the Land or Improvements as of the Agreement Date and as of the Closing.

(e)Licenses.  Property Owner Subsidiary’s right, title and interest in all licenses, license agreements and other similar agreements with licensees or other persons or entities using any portion of the Improvements (collectively, the “Licenses”), a current list of which is attached hereto as Exhibit D.

(f)Leases.  All right, title and interest of the Target Company Group in (i) the Master Lease, (ii) the GSA-IRS Lease and (iii) the GSA-IRS Parking Area Lease (collectively, the “MPO Leases”).

(g)Contracts.  Property Owner Subsidiary’s right, title and interest in all contract rights related to the Land, Improvements, Personal Property, Licenses or MPO Leases, including, without limitation, Property Owner Subsidiary’s interest in the following:  parking, maintenance, construction, leasing, brokerage commission, architectural, supply or service contracts, plans and specifications, surveys, warranties, guarantees and bonds and other agreements related to the Land, Improvements, Personal Property, Licenses or MPO Leases (collectively, the “Contracts”).

(h)Permits.  Property Owner Subsidiary’s right, title and interest in all permits, licenses, certificates of occupancy, entitlements and governmental approvals which relate to the Land, Improvements, Personal Property, MPO Leases, Licenses or Contracts (collectively, the “Permits”).

(i)Intangibles.  Property Owner Subsidiary’s right, title and interest, if any, in all names, trade names, street numbers, telephone numbers, e-mail addresses, marks, other symbols and general intangibles, which relate to the Land or the Improvements (collectively, the “Intangibles”).

For the avoidance of doubt, by virtue of Purchaser’s indirect acquisition of the Master Tenant, Purchaser shall also indirectly acquire Master Tenant’s leasehold interest in and to the Land and Improvements and Master Tenant’s right, title and interest in and to the following (except for any of the following that constitutes Excluded Assets): (i) all personal property owned by Master Tenant; (ii) the Licenses; (iii) the MPO Lease; (iv) the Contracts; (v) the Permits; and (vi) the Intangibles.

Section 1.2Excluded Assets.

The term “Excluded Assets” shall mean (i) any interests, rights or other property which, pursuant to the transactions described on Exhibit B-1 attached hereto, are to be transferred or assigned by the Target Company to Seller or its affiliates prior to Closing, (ii) any interest in or right to use the name “Cira” or any related names or marks, other than pursuant to the Cira License Agreement, (iii) the personal property described on Schedule 1.2 attached hereto and made a part hereof, and all cash, cash equivalents, deposits with third parties (but not security deposits), bank accounts, accounts, certificates of deposit, investments, notes, accounts receivable or other financial instruments and any right to a refund or other payment relating to a period prior to Closing (subject to the prorations set forth in this Agreement), claims or other rights against any present or prior beneficiary, stockholder, member or partner of any Target Company Group Member, and any proprietary or privileged materials, and any right to any reserves and/or escrow accounts held by the Existing CTL Financing Lender pursuant to the Existing CTL Financing Documents.

ARTICLE II
PURCHASE Price and Payment; Release OF EXISTING CTL FINANCING

Section 2.1Purchase Price.

Purchaser agrees to pay the total sum of THREE HUNDRED FIFTY-FOUR MILLION DOLLARS ($354,000,000.00) (“Purchase Price”) for the Purchased Shares, subject to adjustment as provided in this Agreement.  The Purchase Price shall be paid in the following manner:

(a)Purchaser shall deliver the Deposit to the Escrow Agent in accordance with Section 2.2.

(b)Purchaser shall, by no later than the Closing Date, deliver to the Escrow Agent the balance of the Purchase Price (net of the Deposit and any prorations and adjustments as set forth herein) by bank cashier’s, certified check, or wire transfer, subject to adjustment as herein provided.

(c)At Closing, the Purchase Price (net of any prorations and adjustments as set forth herein) shall be paid in cash to Seller in accordance with this Agreement by wire transfer of immediately available funds.

Purchaser’s obligations under this Agreement are not and shall not be subject to or conditioned upon the availability of any financing of the Purchase Price or any portion thereof or upon Purchaser’s ability to obtain any such financing.

Section 2.2Deposit.

(a)Not later than 5:00 p.m. Eastern Standard Time (“EST”) on the Agreement Date, the Purchaser, for the benefit of Seller, shall deposit with the Escrow Agent by bank wire transfer the sum of Thirty Million Dollars ($30,000,000.00), as an earnest money deposit to assure Purchaser’s performance hereunder (together with all interest thereon, if any, the “Initial Deposit”).  If the Purchaser fails to timely deliver the Initial Deposit within the time period specified in this Section 2.2, then this Agreement shall automatically terminate (except for those matters which are indicated herein as surviving termination), whereupon neither party shall have any further rights, duties or obligations hereunder other than the obligations and rights set forth herein that expressly survive the termination of this Agreement.  Notwithstanding the foregoing, if there is any delay in the delivery of the Initial Deposit within the time period specified in this Section 2.2 for reasons beyond Purchaser’s reasonable control, so long as the Initial Deposit is actually received by Escrow Agent on or before 12 noon EST on December 24, 2015 (it being understood and agreed that Escrow Agent shall, pursuant to Section 1 of the Escrow Agreement, notify Purchaser and Seller by e-mail upon receipt of the Initial Deposit), Purchaser shall be deemed to have satisfied its obligation to deliver the Initial Deposit within the time period specified in this Section 2.2 by providing Seller with the wire confirmation and ABA routing number or SWIFT Code evidencing the wire transfer of the Initial Deposit to the Escrow Agent on or before 5:00 pm EST on December 23, 2015.  Simultaneously with the execution and delivery of this Agreement and prior to the delivery of the Initial Deposit, Seller, the Purchaser and Fidelity National Title Insurance Company (“Escrow Agent”) shall enter into an escrow agreement substantially in the form of Exhibit E attached hereto (the “Escrow Agreement”).  The Initial Deposit and the Extension Deposit (if applicable pursuant to Section 3.1) are collectively referred to herein as the “Deposit.”  The Deposit shall be non-refundable except as otherwise provided herein.

(b)Escrow Agent shall place the Deposit in an interest-bearing escrow account at a federally insured commercial bank or other financial institution reasonably acceptable to both Seller and Purchaser.  Escrow Agent shall hold the Deposit in accordance with the terms of this Agreement and the Escrow Agreement.  At Closing, Escrow Agent shall deliver the Deposit to Seller and credit the Deposit against the Purchase Price.

Section 2.3Existing CTL Financing; Rent Allocation Agreement.

(a)Seller shall be obligated at its own cost and expense, on or before Closing, to defease or prepay the Existing CTL Financing and obtain a full release of all Encumbrances on the Property securing the Existing CTL Financing.

(b)At or before Closing, the GSA-IRS Rent Allocation Agreement, which presently secures and affects both the Existing CTL Financing and the CTL Garage Loan, will be amended and restated or replaced with an agreement (the “Amended and Restated GSA-IRS Rent Allocation Agreement”) which will provide for (i) the collection of rental payments made by the tenant under the GSA-IRS Lease (including Operating Rent, as defined therein), (ii) the allocation of such rental payments between (A) an amount equal to the rent and other payments due and payable by the lessee under the GSA-IRS Parking Area Lease, and (B) all other amounts paid by the tenant under the GSA-IRS Lease, (iii) the payment of all amounts under clause (ii)(A) directly to or as directed by the BDN Garage Owner (or its successor), subject to the rights, liens and approval of the lender under any loan that is secured in whole or in part by the Cira Garage, (iv) the payment of all amounts under clause (ii)(B) directly to or as directed by the Master Tenant (or its successor), subject to the rights, liens and approval of the lender under any loan that is secured in whole or in part by the Property.  The Amended and Restated GSA-IRS Rent Allocation Agreement shall be substantially in the form of Exhibit O attached hereto or as otherwise agreed by Seller and Purchaser, provided that neither Party nor any of its Affiliates will unreasonably withhold, delay or condition its consent or approval of any modifications to Exhibit O attached hereto which is reasonably requested by the other Party.  The Seller Parties shall consider in good faith and reasonably cooperate with Purchaser in obtaining, during the Contract Period or after Closing, such modifications to the Amended and Restated GSA-IRS Rent Allocation Agreement that Purchaser’s lender may reasonably request (including, without limitation, the designation of a replacement depository bank after the Closing) so long as such modifications do not have a material adverse effect on BDN Garage Owner or the lender under any loan that is secured by the Cira Garage; and Purchaser shall consider in good faith and reasonably cooperate with Seller and the BDN Garage Owner in obtaining, during the Contract Period or after Closing, such modifications to the Amended and Restated GSA-IRS Rent Allocation Agreement that BDN Garage Owner’s lender may reasonably request (including, without limitation, the designation of a replacement depository bank after the Closing) so long as such modifications do not have a material adverse effect on any Target Company Group Member or the lender under any loan that is secured by the Property.  The covenants set forth in the immediately preceding sentence shall survive the Closing.

Section 2.4Prorations.

(a)Prorations.  The following shall be prorated as of 11:59 p.m. Eastern time on the day immediately preceding the Closing Date and be adjusted against the Purchase Price due at Closing:  (i) rents and any other amounts accrued under the GSA-IRS Lease and allocable to the Property under the GSA-IRS Rent Allocation Agreement; (ii) personal property Taxes, installment payments of special assessment liens, sewer charges, water and other utility charges (utility charges shall be prorated based on the last reading of meters prior to Closing, which reading shall be requested by Seller no more than thirty (30) days prior to the Closing Date, if possible) and Property Expenses accrued as of the Closing Date, subject to Section 4.2(b) hereof; and (iii) amounts owed by the Property Owner Subsidiary under any Contracts as of the Closing Date (other than management fees under the existing property management agreement).  All other items ordinarily and customarily prorated between buyers and seller in transactions similar to the Transactions shall be prorated in accordance with the manner in which such items are customarily apportioned in the City of Philadelphia in such transactions.  Notwithstanding anything to the contrary contained herein, all apportionments and prorations made hereunder shall be based on the number of days of ownership of the Property in the period applicable to the apportionment, with Purchaser entitled to rents and other income (and responsible for expenses accruing) from and after the Closing Date.  Prorations of annual payments will be made based on the number of days of ownership in the applicable annual period.  If any of the foregoing items to be adjusted and/or distributed are not available at Closing, then the adjustment shall be made subsequent to Closing when the charge is determined.  Any monies collected by Purchaser or Seller after Closing which are the property of the other party pursuant to this Section (but taking account of any credits given to either Party at Closing) shall be held in trust by the Party receiving same and be paid over to the other Party within two (2) Business Days.  Such monies shall be paid over and applied in the following priority:  (A) first, on account of rents due to Seller and Purchaser (and pro-rated between them as of the date of Closing Date) for the month in which Closing occurs; (B) then, on account of rents due to Seller for any month prior to the month of Closing less the reasonable costs of collection; provided, however, that Purchaser shall not be obligated to take any steps to recover any rent arrearages (other than billing tenants in the ordinary course); and (C) then, on account of rents due to Purchaser for periods on and after Closing.  The provisions of this Section shall survive Closing.

(b)Tenant Reconciliations.

(i)Five (5) Business Days prior to the scheduled Closing Date, Seller shall be responsible for computing and delivering to Purchaser a written statement (together with reasonable supporting documentation) setting forth (A) the amount of operating expenses and reimbursable expenses (“Property Expenses”) incurred and actually paid by the Target Company Group with respect to the current annual reimbursement period provided for in the GSA-IRS Lease (the “Reconciliation Period”); and (B) the amount of any such expenses actually paid or reimbursed by the GSA-IRS with respect to such period (“Pre-Closing Property Expense Reconciliation”).  Within sixty (60) calendar days after the Closing Date, Seller shall compute the actual Property Expenses incurred and paid by the Target Company Group and the actual Property Expenses reimbursed (or not reimbursed) by the GSA-IRS with respect to the Reconciliation Period (“Property Expense Reconciliation”), and shall deliver to Purchaser a written statement (together with reasonable supporting documentation) setting forth Seller’s computation.

(ii)Following the completion of the Property Expense Reconciliation, if the Property Expenses incurred and paid by the Target Company Group for that portion of the Reconciliation Period preceding the Closing exceed the reimbursed Property Expenses actually received by the Target Company Group under the GSA-IRS Lease with respect to the same portion of the Reconciliation Period (“Property Expense Reimbursement Shortfall”), Purchaser shall pay to Seller, within ten (10) Business Days after Purchaser’s receipt and approval of the Property Expense Reconciliation, an amount equal to such Property Expense Reimbursement Shortfall to the extent that Purchaser shall have collected and received such identifiable amounts.  If the reimbursed Property Expenses received by Target Company Group under the GSA-IRS Lease with respect to the portion of the Reconciliation Period preceding the Closing exceed the Property Expenses incurred and paid by Target Company Group with respect to the same portion of the Reconciliation Period (“Property Expense Reimbursement Surplus”), then Seller shall pay an amount equal to such Property Expense Reimbursement Surplus to Purchaser within ten (10) Business Days after Purchaser’s receipt and approval of the Property Expense Reconciliation.

(iii)Seller and Purchaser hereby agree to reasonably cooperate with each other in connection with any pending or required annual statements or other requests for payment under the GSA-IRS Lease and any disputes or claims by or against the GSA-IRS under the GSA-IRS Lease concerning the calculation of Property Expenses during the Reconciliation Period.

(iv)Any and all unapplied security deposits and advance rentals in the nature of security deposits made by the GSA-IRS under the GSA-IRS Lease which are in the possession or control of Seller on the Closing Date shall be turned over to Purchaser at the Closing.

(c)Real Estate Taxes.  The Parties acknowledge that the Property is currently exempt from real estate Taxes.  Accordingly, there shall be no proration of real estate Taxes.

Section 2.5Closing Costs.

(a)Purchaser’s Costs. Purchaser shall pay (i) 50% of all escrow or closing fees charged by Escrow Agent; (ii) 50% of all Transfer Taxes (including transfer, revenue and recording Taxes, stamps, clerks and indexing fees); (iii) all costs incurred by Purchaser in preparing and performing its due diligence investigations; (iv) the fees and expenses of Purchaser’s attorneys; (v) the cost of any survey ordered by Purchaser, title examination fees and title insurance premium and endorsements; (vi) all costs and expenses incurred by Purchaser or Purchaser’s lender in connection with any financing obtained by Purchaser, and (vii) recording charges due in connection with any mortgages or other financing documents.

(b)Seller’s Costs.  Seller shall pay (i) 50% of all escrow or closing fees charged by Escrow Agent; (ii) 50% of all Transfer Taxes (including transfer, revenue and recording Taxes, stamps, clerks and indexing fees); (iii) the fees and expenses of Seller’s attorneys; (iv) the satisfaction of any mortgages and other Encumbrances created by or on behalf of Seller affecting the Property which are not assumed by Purchaser; (v) all costs and expenses of the Seller Group and the BDN Garage Owner (including, without limitation, the fees and other charges of the lender under the CTL Garage Loan; provided, however, that if Purchaser elects to obtain financing from CTL Capital, LLC or an Affiliate thereof (the lender under the CTL Garage Loan and CTL Capital, LLC or such Affiliate, collectively, the “CTL Parties”) in connection with the transaction contemplated by this Agreement, then Seller and Purchaser shall each be responsible for the payment of fifty percent (50%) of such fees and charges of the CTL Parties) relating to the preparation and execution of the Amended and Restated GSA-IRS Rent Allocation Agreement; (vi) all costs and expenses to defease or prepay the Existing CTL Financing; and (vii) the brokers’ fees and commissions payable to Eastdil Secured.

(c)Other Costs.  Any other costs not specifically provided for herein shall be paid by the party who incurred those costs, or if neither party is charged with incurring any such costs, then by the party customarily assessed for such costs in the City of Philadelphia in transactions similar to the Transactions contemplated by this Agreement.

(d)Specific Credits.  At Closing, Purchaser shall be entitled to the following additional credits and adjustments: (i) a credit in the amount of Three Hundred Fifty Thousand Dollars ($350,000.00) in respect of certain property conditions identified by Purchaser prior to the execution of this Agreement, and (ii) a credit in the amount of the unpaid “5th Year Contribution” as defined in and arising under Section 5.1(b) of the Sodexo Management Agreement.

(e)Withholding.  If Seller fails to provide the certificate described in Section 3.2(h), then Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable to Seller pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign law.

(f)Survival.  The provisions of this Section shall survive Closing.

ARTICLE III
THE CLOSING; CLOSING DELIVERIES; TITLE AND SURVEY MATTERS

Section 3.1Closing; Closing Date.

Subject to the satisfaction or waiver of the Closing Conditions, the closing of the Transactions (the “Closing”) shall take place remotely through the Escrow Agent via the exchange of documents and signatures on January 29, 2016 (with time being of the essence with respect thereto), or such earlier date as Seller and Purchaser may mutually agree upon in writing (subject to extension as provided below, the “Closing Date”).  Purchaser and Seller agree to finalize and execute all documents necessary for the consummation of the Transactions, including but not limited to the Settlement Statement, and to deliver all such documents to the Escrow Agent in escrow not later than the end of the Business Day immediately preceding the Closing Date in order to ensure the orderly and timely transfer of all funds necessary for Closing on the Closing Date.

Purchaser shall the one-time right to extend the Closing Date, to not later than February 19, 2016 (with time being of the essence with respect thereto), provided that Purchaser satisfies the following conditions: (i) Purchaser shall notify Seller of such extension on or before January 26, 2016, (ii) at the time of such notice, Purchaser shall not be in default of its obligations hereunder in any material respect, beyond applicable notice and cure periods, and (iii) Purchaser shall deposit with the Escrow Agent by bank wire transfer the sum of Twenty Million Dollars ($20,000,000.00), as additional earnest money to assure Purchaser’s performance hereunder (together with all interest thereon, if any, the “Extension Deposit”) not later than January 29, 2016.  Purchaser’s failure to satisfy any one or more of the foregoing conditions (with time being of the essence with respect thereto) shall be deemed a waiver of Purchaser’s right to extend the Closing Date.

Section 3.2Deliveries by Seller.

At the Closing, in addition to the delivery of items required by Section 7, Seller shall deliver, or cause to be delivered, to Purchaser the following items:

(a)An Assignment and Assumption of Beneficial Ownership Interests assigning the Purchased Shares to Purchaser, in the form attached hereto as Exhibit F (the “Assignment and Assumption”), together with original certificates evidencing the Purchased Shares and any Equity Interests in any Target Company Group Member, including (if applicable) the Property Owner Subsidiary or the Master Tenant, and written confirmation that the transfer conditions set forth in such certificates have been satisfied or waived;

(b)Resignations of each individual then serving as a trustee, director or officer of any Target Company Group Member (and any such individual who has previously served in such capacity but is now employed by Seller or its Affiliate), together with a waiver by such Persons of any rights to indemnification or other recourse in favor of each such Target Company Group Member, in each case in reasonable and customary form and substance;

(c)the following documents, in each case, executed by each Seller Group Member that is a signatory thereto: (i) the Seller Closing Certificate, (ii) the Mutual Release, (iii) the BDN Property Management Agreement, (iv) the Cira License Agreement, and (v) if not executed prior to Closing, the Amended and Restated GSA-IRS Rent Allocation Agreement;

(d)any document required to be executed by Seller for Purchaser to make the Name Change Filings in accordance with Section 6.9(b), provided that Purchaser provides a draft of each such document to Seller for (and subject to) Seller’s review and approval (which shall not be unreasonably withheld, delayed or conditioned) at least five (5) Business Days prior to Closing;

(e)for each Target Company Group Member, a reasonably current good standing certificate (or equivalent document) issued by the secretary of state of (i) its jurisdiction of formation, and (ii) each state where such Person is qualified to do business as a foreign entity.

(f)for each Target Company Group Member, copies of its Organizational Documents as in effect on the Closing Date certified as being true, correct and complete by an officer of Seller;

(g)copies of the Target Company Consents, in reasonable and customary form(s);

(h)a certification from each Seller Party as to its non-foreign status in the form attached hereto as Exhibit G (a “FIRPTA Certificate”);

(i)the GSA Statement of Lease (as defined in Section 6.5), and, if obtained pursuant to Section 6.3(e), the GSA-IRS SNDA (as defined in Section 6.3(e)), each executed by an authorized representative of the GSA;

(j)all transfer tax forms as may be required in connection with the consummation of the Transactions;

(k)the affidavits, certificates or other documents required by the Title Company to issue a new owner’s and leasehold policy of title insurance on the 2006 ALTA Form covering the Property, the form(s) of which are attached hereto as Exhibit R;

(l)a notice to the GSA-IRS informing the GSA-IRS of the change in ownership (the “Tenant Notice”) in the form prepared by Purchaser and provided to Seller for (and subject to) Seller’s review and approval (which shall not be unreasonably withheld, delayed or conditioned) at least five (5) Business Days prior to Closing;

(m)a notice to the counterparties to all Contracts (other than the existing property management agreement which shall be terminated by Seller at Closing pursuant to Section 6.2(d) hereof), reciprocal easement agreements and other applicable documents related to the Property, informing such counterparties of the change in ownership, in the form prepared by Purchaser and provided to Seller for (and subject to) Seller’s review and approval (which shall not be unreasonably withheld, delayed or conditioned) at least five (5) Business Days prior to Closing (the “Counterparty Notice”);

(n)if not recorded prior to the Closing Date, a memorandum of the GSA-IRS Parking Area Lease, in the form required thereunder, duly executed and acknowledged by the BDN Garage Owner and the Master Tenant and in recordable form;

(o)an estoppel certificate duly executed by the BDN Garage Owner in the form attached hereto as Exhibit U, which shall be dated no more than thirty (30) days prior to the Closing Date and confirm in all material respects the matters set forth therein;

(p)reasonable and customary evidence that the CTL Garage Loan has been (or is being) repaid or defeased at or prior to Closing;

(q)all keys and access codes to any portion of the Property, to the extent in Seller’s possession or control;

(r)all leasing and other files relating to the Property and all Permits, books, records and reports and other intangibles relating to the Property, to the extent such items are in Seller’s possession or control;

(s)if and to the extent obtained pursuant to Section 6.3(f), such acknowledgments and consents as Purchaser’s lender may reasonably require from the BDN Garage Owner in connection with the assignment of the GSA-IRS Parking Area Lease and any similar documents provided as security for the loan made by such lender;

(t)documentation, in reasonable and customary form, setting forth any updates to the amount of the unpaid “5th Year Contribution” as defined in and arising under Section 5.1(b) of the Sodexo Management Agreement which occur during the Contract Period (Purchaser acknowledges that Seller has previously Made Available to Purchaser satisfactory documentation regarding the amount of the unpaid “5th Year Contribution” as of the Effective Date);

(u)a settlement statement, in reasonable and customary form, setting forth the Purchase Price and  the prorations and adjustments contemplated hereunder (the “Settlement Statement”);

(v)the Penn ROFO Waiver and Modification, duly executed and acknowledged by Property Owner Subsidiary and UPenn and in recordable form (it being understood and agreed that the Penn ROFO Waiver and Modification has been executed and acknowledged prior to the Agreement Date and will be submitted for recording by the Title Company upon the Closing); and

(w)possession of the Property subject to all of the MPO Leases in full force and effect (subject to Section 6.2(b) hereof).

Section 3.3Deliveries by Purchaser.

At the Closing, in addition to the delivery of items required by Section 8, Purchaser shall deliver, or cause to be delivered, to Seller or the Target Company, as applicable, the following items:

(a)the balance of the Purchase Price;

(b)the following documents, duly executed by Purchaser: (i) the Assignment and Assumption; (ii) the Tenant Notice; (iii) the Counterparty Notice; (iv) the Purchaser Closing Certificate, (v) the Mutual Release, (vi) the BDN Property Management Agreement, (vii) the Cira License Agreement and (vii) the Amended and Restated GSA-IRS Rent Allocation Agreement;

(c)all transfer tax forms required as may be required in connection with the consummation of the Transactions;

(d)the Settlement Statement; and

(e)if and to the extent required under applicable Law to acquire and hold the Purchased Shares and other Equity Interests to be transferred (directly or indirectly) to Purchaser, reasonable documentary evidence confirming that Purchaser has qualified to transact business in the Commonwealth of Pennsylvania.

Section 3.4Title and Survey Matters.

(a)Purchaser acknowledges that, prior to the Agreement Date, Seller has Made Available to Purchaser: (i) the Existing Owner’s Title Insurance Policy, (ii) copies of all recorded documents referred to on Schedule B-II of the Existing Owner’s Title Insurance Policy and (iii) the Existing Survey.  Purchaser shall obtain a current commitment to insure title (“Commitment”) for the Land.  Purchaser (at Purchaser sole cost and expense) may obtain an update of the Existing Survey from Seller’s surveyor or Purchaser’s own current ALTA survey of the Property (“Updated Survey”; the Updated Survey or, if Purchaser does not elect to update the Existing Survey, the Existing Survey is referred to as the “Survey”).  Seller shall deliver, or cause to be delivered, to the Title Company at or prior to Closing all documents and instruments (together with all related recording and/or filing fees) reasonably required by the Title Company to remove and discharge all Monetary Liens.  For the avoidance of doubt, the Encumbrances securing the Existing CTL Financing shall not constitute Permitted Encumbrances.

(b)With respect to any title or survey matters (other than Permitted Encumbrances) first arising after the Agreement Date and prior to Closing (“New Title Objection”), Purchaser shall have until the earlier of: (i) five (5) Business Days after Purchaser’s receipt of the document with the New Title Objection; or (ii) the Closing Date to notify Seller in writing of Purchaser’s objection thereto. In the event Purchaser shall timely notify Seller of the New Title Objection, Seller shall have the right, but not the obligation, to cure such objection(s) (other than Monetary Liens, which shall be paid by Seller at Closing). Within three (3) Business Days after receipt of Purchaser’s notice of objection(s), with the Closing Date automatically extended, if necessary, to allow for such response period, Seller shall notify Purchaser in writing whether Seller elects to attempt to cure such objection(s). Failure of Seller to give such notice within such three (3)-Business Day period shall be deemed an election by Seller not to cure such objection(s). If Seller elects or is deemed to have elected not to cure any objection(s) specified in Purchaser’s notice, Purchaser shall have the following options, to be given by written notice to Seller within three (3) Business Days after Purchaser’s receipt of Seller’s notice electing not to cure such objection(s) (or, if Seller fails to deliver such notice, within three (3) Business Days after the day on which Seller was required to deliver such notice): (A) to accept a conveyance of the Property subject to the Permitted Encumbrances, specifically including any New Title Objections objected to by Purchaser which Seller has elected, or is deemed to have elected, not to cure (which matter(s) shall thereafter be deemed to be a Permitted Encumbrances) and any Monetary Liens shall be paid by Seller at Closing from the Purchase Price; or (B) to terminate this Agreement by sending written notice thereof to Seller and Escrow Agent, and upon delivery of such notice of termination, this Agreement shall terminate and the Deposit shall be returned to Purchaser. Nothing contained herein shall be construed as releasing Seller from liability or waiving any of Purchaser’s remedies with respect to any default of its obligations hereunder or breach of its representations, warranties or covenants under this Agreement in connection with any New Title Objection.

(c)State of Title. On the Closing Date, title to the Real Property shall be subject only to the Permitted Encumbrances and be insurable as such at regular rates by Escrow Agent (for such purposes “Title Company”) under a standard ALTA title insurance policy (“Title Policy”). Seller and Purchaser consent to the use of Fidelity National Title Insurance Company as Title Company.

(d)Permitted Encumbrances. For purposes hereof, “Permitted Encumbrances” shall mean: (i) any easement, right of way, encroachment, conflict, discrepancy, overlapping of improvements, defect, protrusion, lien, encumbrance, restriction, condition, covenant, exception, or other matter with respect to the Real Property that is disclosed by or shown on the Commitment or Survey, and is not identified as a Title Objection in Purchaser’s Title Objection Notice; (ii) any Title Objection or New Title Objection that Buyer waives or is deemed a Permitted Encumbrance pursuant to Section 3.4(a) or Section 3.4(b); (iii) real estate Taxes, sewer rents and Taxes, water rates and charges, business improvement district Taxes and assessments, and any other governmental Taxes, charges, or assessments levied or assessed against the Property, including any so-called payments in lieu of Taxes, in each case which are a lien but not yet due and payable (subject to the prorations provided herein); (iv) applicable Laws, including zoning and land use statutes, ordinances and regulations; (v) the MPO Leases and the rights and interests of tenants as parties in possession under the MPO Leases, as tenants only without option to purchase or rights of first offer or refusal, (vi) matters set forth on Schedule 4.14(g) of the Disclosure Schedule, and (vii) matters arising by, through, under or with the consent or approval of Purchaser.  Purchaser has been advised of the Penn ROFO, which Penn ROFO shall not be applicable to the Transactions contemplated hereby but shall remain a Permitted Encumbrance to the Property for future transactions pertaining to the direct or indirect Sale (as such term is defined in the Penn ROFO) of the Property.

Section 3.5Due Diligence Materials; Physical Inspections; Access.

(a)Seller has provided or otherwise caused to be Made Available to Purchaser all material information in the possession or control of the Seller Group concerning the Property and the Target Company Group including, but not limited to, copies of all permits, environmental reports, engineering and architectural reports, current surveys, real estate Tax information, leases and tenant information, site plans and building plans, title insurance and all underlying documents noted thereon, operating statements for the Property for the prior 60 months, certificates of occupancy for the Property and all other related materials in the possession or control of the Seller Group (collectively, “Due Diligence Materials”).  Schedule 3.5 attached hereto identifies the Due Diligence Materials that have been Made Available to Purchaser on or before December 15, 2015.   If this Agreement is terminated for any reason, Purchaser shall either return to Seller or destroy all of the Due Diligence Materials and any updates thereto and, upon receipt of Seller’s request (but subject to Seller’s written acknowledgement that Seller shall have no right to rely thereon), deliver to Seller copies of all title, survey, environmental, and other third party reports and materials that Purchaser has received prior to Closing in connection with the Property.  Purchaser further acknowledges that, except as otherwise provided in this Agreement, the Due Diligence Materials and any other information of whatever type or kind provided by Seller to Purchaser were and are furnished without warranty of any kind and on the express condition that Purchaser has made its own independent verification of the accuracy, reliability and completeness of such information and that Purchaser will not rely thereon.

(b)On at least three (3) Business Days’ prior notice to Seller, Purchaser and Purchaser Representatives shall be provided with physical access to the Property during business hours to conduct, at Purchaser’s sole cost and expense, physical inspections of the Property, provided (i) Purchaser’s right of access hereunder shall in all events be subject to then-current security and access protocols of the GSA-IRS applicable to the Property and (ii) Purchaser shall in no event make any intrusive testing (environmental, structural or otherwise) of the Property, without Seller’s prior consent, which consent may be withheld in Seller’s sole but reasonable discretion.  In exercising its rights to enter the Property hereunder, Purchaser shall permit a representative of Seller, at Seller’s sole cost and expense, to accompany Purchaser’s entrants to the Property (but in no event shall Seller’s representative cause a rescheduling or delay of any tests, studies or inspections).  Purchaser shall conduct any entries and inspections of the Property so as to minimize, to the greatest extent possible, interference with Seller’s business and the business of the GSA-IRS (as tenant), and otherwise in a manner reasonably acceptable to Seller and in compliance with all applicable Laws. Without limiting the foregoing, prior to any entry to perform any on-site inspections, Purchaser shall provide to Seller the identity of the company or persons who will perform any inspections and the proposed scope of the inspections.  Purchaser shall restore the Property to its condition existing immediately prior to Purchaser’s inspection, and Purchaser shall be liable for all damage or injury to any person or property resulting from, relating to or arising out of any such inspection, whether occasioned by the acts of Purchaser or any of its employees, agents, representatives, consultants and contractors (each a “Purchaser Representative”).  Purchaser agrees to indemnify, defend and hold Seller harmless from and against any liabilities, actual losses, claims, demands, costs, expenses (including reasonable attorneys’ fees and costs) and judgments of any nature arising or alleged to arise from or in connection with any injury to, or death of, any person or loss or damage to property in connection with entry onto the Property or any activities conducted by Purchaser or its representatives on the Property, including without limitation damage to the Property or release of hazardous substances or materials onto the Property; provided, however, that notwithstanding any contrary provision hereof, Purchaser shall have no liability for, nor be obligated to indemnify, defend of hold Seller harmless from or with respect to, (1) any matters that arise from the sole discovery by Purchaser of a condition or matter affecting the Property or (2) any matters that arise from the gross negligence or willful misconduct of Seller or any of its agents or representatives. Prior to any entry by Purchaser or any Purchaser Representative, Purchaser or the Purchaser Representative shall maintain, at Purchaser’s expense or such Purchaser Representative’s expense, a policy of commercial general liability insurance, with a broad form contractual liability endorsement and with a combined single limit of $1,000,000 per occurrence for bodily injury and property damage, automobile liability coverage including owned and hired vehicles with a combined single limit of $1,000,000 per occurrence for bodily injury and property damage, and an excess umbrella liability policy for bodily injury and property damage in the amount of $2,000,000, insuring Purchaser or the applicable Purchaser Representative and naming Seller as an additional insured.  All insurance required herein shall be on an “occurrence form” from an insurance company licensed to do business in the Commonwealth of Pennsylvania. Seller shall be provided a copy of the insurance certificate(s) required by Purchaser prior to any entry of the Property by Purchaser or any Purchaser Representative.

(c)Prior to Closing, Purchaser shall not contact the GSA-IRS (including the GSA Contracting Officer responsible for the GSA-IRS Lease) with respect to any matters relating to the Property or the GSA-IRS Lease without providing Seller with at least one (1) Business Day prior written notice.  Seller shall be afforded the opportunity to participate in any meetings (in person or telephonically) between Seller and the GSA-IRS (including the GSA Contracting Officer responsible for the GSA-IRS Lease).  Purchaser shall use commercially reasonable efforts to provide to the GSA-IRS any documents or information which is reasonably requested by the GSA-IRS as a condition to providing the GSA Statement of Lease and/or the GSA-IRS SNDA.  Without in any way limiting the foregoing, Seller and Purchaser shall reasonably cooperate with each other to provide the GSA-IRS with such documents and information as the GSA-IRS may reasonably require in connection with the transactions contemplated hereby.

(d)The provisions of this Section shall survive the termination of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE Seller PARTIES

In order to induce Purchaser to enter into this Agreement, except as disclosed in the disclosure schedule attached to this Agreement (the “Disclosure Schedule”), Seller hereby represents and warrants to Purchaser as follows:

Section 4.1Organization and Good Standing.

Each Seller Group Member is a statutory trust, limited liability company, limited partnership or corporation, in each case duly formed or organized (as applicable), validly existing and in good standing under the laws of the jurisdiction of its organization, and each Seller Group Member has all necessary power and authority to conduct its business as presently conducted and to own and operate the properties and assets used in connection therewith and to perform all of its obligations under each agreement and instrument by which it is bound.  Each Seller Group Member is (x) qualified to do business and is in good standing in each jurisdiction where the nature or character of the property owned or operated by it or the nature of the business transacted by it makes such qualification necessary except, in each case, where the failure to be so qualified or in good standing would not reasonably be expected have a material adverse effect, and (y) in compliance with its Organizational Documents.

Section 4.2Power and Authorization.

Each Seller Group Member has all requisite organizational power and authority to enter into and perform its obligations under each Transaction Document to which it is (and at the Closing will be) a party.  The execution, delivery and performance by each Seller Group Member of each Transaction Document to which it is (and at the Closing will be) a party have been duly authorized by all necessary organizational or other action.  This Agreement has been duly and validly executed and delivered by each Seller Group Member party hereto and constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its terms and, when executed and delivered at the Closing, each Transaction Document to which each Seller Group Member is a party will constitute the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, in each case subject to the General Enforceability Exceptions.

Section 4.3Capitalization.

(a)Section 4.3(a) of the Disclosure Schedule sets forth as to the Target Company: (i) a complete and accurate list of each of its Organizational Documents and (ii) the jurisdiction of its formation.  The Purchased Shares represent all of the issued and outstanding Equity Interests of the Target Company.  There are: (1) no outstanding agreements or commitments of any kind (contingent or otherwise), relating to the registration, voting, sale, repurchase or transfer of any Purchased Shares or other Equity Interests in the Target Company or obligating the Target Company or any other Person to purchase or redeem any Purchased Shares, and (2) no outstanding contractual obligations of the Target Company to repurchase, redeem or otherwise acquire any Purchased Shares or other Equity Interests or of Seller to make any investment (in the form of a loan, capital contribution or otherwise) in the Target Company.  All of the Purchased Shares are validly issued and outstanding, are fully paid, and have been issued and are held in compliance with all applicable securities and other Laws.  No Equity Interests (including the Purchased Shares) issued by the Target Company since the date of its formation were issued in violation of any statutory or common law preemptive rights.  The Seller Parties have Made Available to Purchaser complete and correct copies of all Organizational Documents of the Target Company.

(b)No Person, other than the Target Company and/or a Target Company Subsidiary owns any Equity Interests in the Target Company Subsidiaries.  Section 4.3(b) of the Disclosure Schedule sets forth a complete and accurate list as to each Target Company

Subsidiary of the following: (i) a list of each of its Organizational Documents; (ii) the jurisdiction of its formation; (iii) the name, designation and, if applicable, amount of each class or series of its authorized Equity Interests; (iv) the amount or percentage of the issued and outstanding Equity Interests of it owned by each of the Target Company and/or a Target Company Subsidiary and (v) all changes that will be made to any of the foregoing between the Agreement Date and the Closing Date.  In addition, Section 4.3(b) of the Disclosure Schedule includes accurate organizational charts that depict the ownership structure of the Target Company Group existing as of the Agreement Date and as will be in place on the Closing Date.  There are (A) no outstanding agreements or commitments of any kind (contingent or otherwise) relating to registration, voting, sale, repurchase or transfer of any Equity Interests of any Target Company Subsidiary or obligating any Target Company Subsidiary or any other Person to purchase or redeem any such Equity Interests and (B) no outstanding contractual obligations of any Target Company Subsidiary or any of its Equityholders to repurchase, redeem or otherwise acquire any Equity Interest of such Target Company Subsidiary, or make any investment (in the form of a loan, capital contribution or otherwise) in any Target Company Subsidiary.  All of the issued and outstanding Equity Interests of each Target Company Subsidiary (1) have been validly issued and are held by the Target Company and/or a Target Company Subsidiary in compliance with all applicable securities and other Laws and (2) are free and clear of all Encumbrances.  No Equity Interests issued by any Target Company Subsidiary since the date of its formation or organization were issued in violation of any statutory or common law preemptive rights.  The Seller Parties have Made Available to Purchaser complete and correct copies of all of the Organizational Documents of each of the Target Company Subsidiaries.

Section 4.4Title to Purchased Shares.

Upon the consummation of the Transactions, Purchaser will acquire good and valid title to the Purchased Shares, free and clear of all Encumbrances.

Section 4.5No Conflicts and Consents.

If the Consents listed on Section 4.5 of the Disclosure Schedule, including without limitation a waiver of the Penn ROFO (collectively, the “Target Company Consents”), are obtained and/or filed on or before Closing (but without in any way affecting or extending the applicable time periods set forth herein), then the execution, delivery and performance by each Seller Group Member of the Transaction Documents to which it is a party do not and will not (with or without the passage of time or the giving of notice): (i) violate or conflict with the Organizational Documents of any Seller Group Member; (ii) violate or conflict with any Law or Order binding upon any Seller Group Member; (iii) violate or conflict with, result in a breach of, constitute a default or otherwise cause any loss of benefit under any Contract to which any Seller Group Member is a party, or by which any of them or any of their assets is otherwise bound; (iv) result in the creation of any Encumbrance, other than a Permitted Encumbrance, give rise to any penalty, acceleration of remedies, right of termination or otherwise cause any alteration of any rights or obligations of any party under any Contract to which any Seller Group Member is a party or by which any of them or any of their assets are otherwise bound; or (v) require any Consent of or with any Governmental Entity or other Person.  Other than the Target Company Consents, no Consent of or with any Governmental Entity or other Person is required in connection with the execution, delivery and performance by any Seller Group Member of any Transaction Document to which such Seller Group Member is (or at Closing will be) a party or otherwise bound or the consummation by any Seller Group Member of the Transactions.

Section 4.6Limited Operations, No Undisclosed Liabilities; Financial Statements.

(a)Except as set forth on Section 4.6(a) of the Disclosure Schedule, each Target Company Group Member (i) was formed or organized exclusively for the purpose of engaging in, and (ii) has since its formation or organization engaged exclusively in, the business of investing in, owning, developing and leasing the Property, and has never owned any other interest in real property.  Each of Master Tenant and Property Owner Subsidiary has complied in all material respects with the “single purpose entity” requirements and related covenants that are applicable to it under its Organizational Documents and the Existing CTL Financing Documents.

(b)The unaudited balance sheets and unaudited income and operating statements of the Property Owner Subsidiary as of December 31, 2014 and for the twelve months ending December 31, 2014 and as of September 30, 2015 and for the nine months ending September 30, 2015 (the “Balance Sheets and Operating Statements”) present fairly in all material respects the financial position of the Property Owner Subsidiary as at such dates and the financial results of the operation of the Property for the period(s) ending on such dates (as the case may be), and have been prepared in accordance with GAAP, but excluding any notes.  The Seller Parties have Made Available to Purchaser a complete and correct copy of each of the Balance Sheets and Operating Statements.

(c)No Target Company Group Member shall have, as of the Closing Date, any Indebtedness or any other liabilities of a type required to be reflected on a balance sheet prepared in accordance with GAAP, other than in the case of the Property Owner Subsidiary (i) Indebtedness reflected in the Balance Sheets and Operating Statements, and (ii) liabilities incurred in the ordinary course of business of the Property Owner Subsidiary consistent with past practice since September 30, 2015.

(d)No Target Company Group Member has or has ever had (i) any employees or (ii) any employee benefits plans of any kind or nature.

(e)No Target Company Group Member is the subject of a Bankruptcy Event.

Section 4.7Assets of Target Company Group.

(a)The Target Company directly owns no asset or property of any kind or nature other than (x) Equity Interests in other Target Company Group Members, which, in each case, the Target Company owns free and clear of all Encumbrances, and (y) the Excluded Assets.

(b)Each Target Company Subsidiary, other than the Property Owner Subsidiary and Master Tenant, owns no asset or property of any kind or nature other than (x) Equity Interests in other Target Company Subsidiaries, which each Target Company Subsidiary owns free and clear of all Encumbrances, and (y) the Excluded Assets.

(c)The Property Owner Subsidiary owns no material property or asset of any kind or nature other than the Property and the Excluded Assets.  The Property Owner Subsidiary owns fee simple title to the Property.  To the Knowledge of Seller, the Property is free and clear of all Encumbrances, other than (x) Permitted Encumbrances, and (y) Monetary Liens to be satisfied or released at or before Closing.

(d)The Master Tenant owns no material property or asset of any kind or nature other than its leasehold interest in the Property and Equity Interests in the Property Owner Subsidiary and Excluded Assets.  To the Knowledge of Seller, the leasehold interest of the Master Tenant in the Property is free and clear of all Encumbrances, other than (x) Permitted Encumbrances, and (y) Monetary Liens to be satisfied or released at or before Closing.

(e)Neither Seller nor any Affiliate of Seller, other than the Property Owner Subsidiary and the Master Tenant, owns any right, title or interest in any property or other assets (including any Contract right), except for the Excluded Assets, which are used or held for use primarily in connection with the Property.

Section 4.8Taxes.

(a)Each Target Company Group Member is and has been since the date of its formation or organization classified as a corporation, partnership or disregarded as an entity separate from its owner, in each case within the meaning of Treasury Regulation section 301.7701-3(b)(1), as reflected on Exhibit B.  No Target Company Group Member which is or has been classified as a partnership is or has been a publicly traded partnership within the meaning of Section 7704(b) of the Code that is treated as a corporation for federal income tax purposes under Section 7704(a) of the Code.

(b)Each Target Company Group Member has timely filed (after giving effect to any filing extensions) all material Tax Returns required to be filed by it for any period ending on or prior to the Closing Date and all such Tax Returns are true, correct, and complete in all material respects, and each Target Company Group Member has paid all Taxes required to be paid by it (whether or not shown as due on such Tax Returns).  True, correct and complete copies of the following have been Made Available to Purchaser by the Seller Parties: (i) all state, local and federal Tax Returns that have been filed by Target Company Group Members and (ii) all material written communications from any Tax authority relative to the Target Company Group.

(c)Each Target Company Group Member has withheld and paid all material withholding Taxes required to be withheld or paid by it and timely made all required Tax reporting of payments made.

(d)All deficiencies asserted or assessments made with respect to any Target Company Group Member as a result of any examinations by the IRS or any other Tax authority of the Tax Returns of the Target Company Group Member have been fully paid.  There is no Proceeding, investigation, audit or claim by any Tax authority now pending against or to the Knowledge of Seller threatened with respect to any Target Company Group Member in respect of any Tax or assessment, nor has any claim for additional Tax or assessment been asserted or to the Knowledge of Seller threatened in writing against or with respect to any Target Company Group Member by any Tax authority.

(e)No claim has been made in writing by any Tax authority in a jurisdiction where any Target Company Group Member has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction, nor, to the Knowledge of Seller, is any such assertion threatened.

(f)Except as set forth on Section 4.8(f) of the Disclosure Schedule, with respect to each Target Company Group Member, (i) there is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns, (ii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes, (iii) no ruling with respect to Taxes has been requested by or on behalf of any Target Company Group Member, and (iv) no power of attorney with respect to any material Tax matter is currently in force.

(g)No Target Company Group Member is a party to or bound by any Tax allocation, indemnity or sharing or similar agreement covering any potential assumption of Tax Liability of any other Person.

(h)No Target Company Group Member (i) is or has been at any time a member of an affiliated group filing a consolidated federal income Tax Return and (ii) has any liability for the Taxes of another person other than the Target Company Group Members under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(i)No Target Company Group Member has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law).

(j)No Target Company Group Member (i) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code, other than Brandywine Cira PO Master Tenants LLC’s Form 3115 filing for the year ended December 31, 2012, or any similar provision of Law, (ii) has had any Governmental Authority propose any such adjustment, (iii) has any application pending with any Governmental Authority requesting permission for any changes in accounting methods, (iv) has participated in an installment sale or open transaction disposition for which any amount has not been included in income on a federal or state income Tax Return, (v) has received any prepayment, other than in the ordinary course of business, the full amount of which has not been included in income on one or more applicable income Tax Returns, or (vi) has entered into any intercompany transaction or created any excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law).

(k)No Target Company Group Member is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) or Treasury Regulations Section 1.6011-4(b) or is a material advisor as defined in Section 6111(b) of the Code.

(l)The Target Company Group Members have adequately disclosed to the IRS all positions taken on their federal income Tax Returns which could give rise to a substantial understatement under Section 6662 of the Code.

(m)No Seller Group Member is (or will be on or before the Closing) a foreign person (as defined in Section 1445 of Code and Treasury Regulations).

(n)Except as set forth on Section 4.8(n) of the Disclosure Schedule, no Target Company Group Member has distributed stock of another Person or had their stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 354, 355, or 361 of the Code.

(o)Immediately prior to Closing, there will be no limitation on the utilization of the net operating losses of any Target Company Group Member (including any such losses that were carried over to the Company under Section 381 of the Code) under Sections 382 or 1502 of the Code or the Treasury Regulations thereunder or otherwise (including any comparable provisions of state, local or foreign law).

(p)No Target Company Group Member has ever had a permanent establishment  in a jurisdiction other than the State of its formation and the Commonwealth of Pennsylvania.

(q)Target Company and Brandywine Cira PO, LLC shall each have, as of the Closing Date, no accumulated earnings and profits.

(r)As of the Closing Date, no Target Company Group Member directly or indirectly holds any asset the disposition of which would constitute a “prohibited transaction” within the meaning of Section 857(b)(6) of the Code.

(s)No Target Company Group Member has filed any election to be treated as a REIT or revoked or had any REIT election revoked within the past five years.

(t)The Target Company and each Target Company Group Member has (i) satisfied its respective obligations to tax credit investors arising from the syndication of federal historic tax credits under Section 47 of the Code attributable to the redevelopment and historic rehabilitation of the Improvements (i.e., the Main Post Office) and (ii) no outstanding obligation to any Person with respect to any issue or claim arising out of or related to (A) any federal historic tax credit structure or (B) any federal historic tax credit investor, other than obligations to federal historic tax credit investor for contingencies which, to the Knowledge of Seller, are unlikely to occur.  No state historic tax credits have been or are expected to be taken with respect to the redevelopment and historic rehabilitation of the Improvements.

(u)No Target Company Group Member, nor any Property, is currently the beneficiary or subject of any Tax holiday, abatement or similar arrangement with any Tax or other authority, except with respect to the Keystone Opportunity Improvement Zone Act (commonly referred to as the “KOIZ”), which currently applies to the Property.  To the Knowledge of Seller each Target Company Group Member has complied in all material respects with the terms of the KOIZ, and the consummation of the transactions contemplated hereby will not have an adverse effect on the validity, effectiveness and/or continuing viability and application of such arrangement.  To the Knowledge of Seller, the KOIZ designation for the Property expires in 2018.

(v)Neither Seller nor any Target Company Group Member has filed any Tax Return or taken any other action which would preclude Target Company from satisfying the requirements for qualification and taxation as a REIT under the Code for the period commencing January 1, 2016 or any subsequent period, and no Target Company Group Member has taken or omitted to take any action which could reasonably be expected to result in a challenge by the IRS to the Target Company’s status as a REIT for any such period and no such challenge is pending or, to the Knowledge or Seller, has been threatened.

(w)Except as set forth on Section 4.8(w) of the Disclosure Schedule, there is no built-in gain with respect to any property held directly or indirectly by the Target Company that is subject to the tax on built-in gain as of the Closing Date pursuant to IRS Notice 88-19, Section 1.337(d)-7 of the Treasury Regulations, or any other temporary or final regulations issued under Section 337(d) of the Code or any elections made thereunder, including the tax basis and fair market value of such property at the time the property became subject to the tax on built-in gain.

(x)No Target Company Group Member is (i) responsible for the payment of any “roll-back” or similar taxes or (ii) a party to any payment in lieu of taxes (PILOT) program.

Section 4.9Litigation.

Except as set forth on Section 4.9 of the Disclosure Schedule, there are no Proceedings instituted by or against or served upon any Target Company Group Member or any of its managers (or persons in similar positions), officers, or Equityholders, in their capacities as such, pending or, to the Knowledge of Seller, threatened against any such Persons.

Section 4.10Contracts and Licenses.

(a)Property Owner Subsidiary’s interest in the Property is not subject to any outstanding agreement of sale, purchase option, right of first refusal (except for the Penn ROFO) or any other right or use, and there are no Persons in possession of the Property other than the GSA-IRS under the GSA-IRS Lease and Persons claiming through or under the GSA-IRS.  Section 4.10(a) of the Disclosure Schedule sets forth a true and complete list of each Contract (other than any Organizational Document, Transaction Document, Existing CTL Financing Document, the MPO Leases or other agreement contemplated to be delivered in connection with the Closing) to which any Target Company Group Member is a party, or by which it or any of its assets is otherwise bound (collectively, “Relevant Target Company Group Contracts”).  The Seller Parties have Made Available to Purchaser true, complete and accurate copies of each Relevant Target Company Group Contract.  No Target Company Group Member is in breach or default of any Relevant Target Company Group Contract and, to the Knowledge of Seller, no other party thereto is in breach or default of any Relevant Target Company Group Contract, and, provided the Target Company Consents are obtained and/or filed on or before the Closing Date, no event has occurred which, with due notice or lapse of time or both, would constitute such a default.  No Seller Group Member has received any written notice of any breach or default (which is outstanding) of, or termination of, any Relevant Target Company Group Contract.  Each Relevant Target Company Group Contract is in full force and effect.  Except for the existing property management agreement for the Property, there are no Relevant Target Company Group Contracts between a Target Company Group Member and Brandywine Realty Trust or any of its Affiliates.  Except as set forth in Section 4.10(a)(1) of the Disclosure Schedule, no Target Company Group Member will have any liability to Seller or any Affiliate of Seller after Closing under any Relevant Target Company Group Contract.

(b)Section 4.10(b) of the Disclosure Schedule sets forth a true and complete list of each License to which any Target Company Group Member is a party, or by which it or any of its assets is otherwise bound (collectively, “Relevant Target Company Group Licenses”).  The Seller Parties have Made Available to Purchaser true, complete and accurate copies of each Relevant Target Company Group License.  No Target Company Group Member is in breach or default of any Relevant Target Company Group License and, to the Knowledge of Seller, no other party thereto is in breach or default of any Relevant Target Company Group License, and, provided the Target Company Consents are obtained and/or filed on or before the Closing Date, no event has occurred which, with due notice or lapse of time or both, would constitute such a default.  No Seller Group Member has received any written notice of any breach or default (which is outstanding) of, or termination of, any Relevant Target Company Group License.  Each Relevant Target Company Group License is in full force and effect.

(c)The Target Company Group Members have, in accordance with the applicable Relevant Target Company Group Contracts completed and paid for (or will, as of the Closing Date, have completed and paid for) the work relating to the esplanade area adjacent to the Property (as described in Section 4.10(c) of the Disclosure Schedule) which is required to be performed by any Target Company Group Member.  No Seller Group Member has received written notice that any such work does not comply with applicable Law.

Section 4.11Compliance with Laws.

To the Knowledge of Seller, each Target Company Group Member is in compliance in all material respects with applicable Laws, except Environmental Laws (which is covered in Section 4.12).  No Seller Group Member has received any written notice of a violation of any applicable Laws which has not been previously cured (i) by a Target Company Group Member or (ii) relative to the Property.  To the Knowledge of Seller, no Target Company Group Member (x) has been a defendant in any unsealed qui tam/False Claims Act litigation within the past three years or (y) has been served with or received, within the past three (3) years, any search warrant, subpoena, civil investigative demand or contact letter from any Governmental Entity alleging fraud or malfeasance by Seller Group in connection with the GSA-IRS Lease.  To the Knowledge of Seller, each Target Group Member has received all Permits required to own, operate, use and/or maintain (as applicable) the assets of such Target Group Member and each of the Permits is in full force and effect.  No Seller Group Member has received any notice of any violation of any applicable Permits which has not been previously cured (I) by a Target

Company Group Member or (II) relative to the Property.  No Seller Group Member has received any notice of any pending or threatened revocation, suspension, non-renewal, termination, modification or impairment of any applicable Permits.  The Seller Parties have Made Available to Purchaser true and accurate copies of each Permit, a true and complete list of which is set forth on Section 4.10(b) of the Disclosure Schedule.

Section 4.12Environmental Matters.

Except as set forth in Section 4.12 of the Disclosure Schedule or in any Environmental Report:

(i)To the Knowledge of Seller, (A) since the acquisition of the Property by the Target Company Group, the Target Company Group is and has been and the Property is and has been in material compliance with all applicable Environmental Laws, (B) since the acquisition of the Cira Garage by the BDN Garage Owner, the BDN Garage Owner is and has been and the Cira Garage is and has been in material compliance with all applicable Environmental Laws and (C) no Target Company Group Member nor BDN Garage Owner is the subject of any unresolved Proceedings initiated by any Governmental Entity or any other Person for past violations of applicable Environmental Laws.

(ii)Neither BDN Garage Owner nor any Target Company Group Member has received any written notice, claim, complaint, request for information, demand letter or other written communication from any Governmental Entity or other Person relating to the Property, the Cira Garage or any real property adjoining the Property or the Cira Garage, alleging that the Property or the Cira Garage has suffered, or that BDN Garage Owner or a Target Company Group Member is liable for, any investigation, clean-up cost, remedial work, damage to natural resources, property damage, Release, personal injury, or other liability arising under any applicable Environmental Law.  Neither BDN Garage Owner nor any Target Company Group Member is a named party to any Order or settlement agreement with any Governmental Entity pursuant to which BDN Garage Owner or any Target Company Group Member is liable under any Environmental Law for any investigation, clean up, remedial work, damage to natural resources, property damage, Release, personal injury or other liability arising under any applicable Environmental Law.  There are no Proceedings pending, or to the Knowledge of Seller, threatened against BDN Garage Owner, any Target Company Group Member, the Cira Garage or the Property under any Environmental Law.

(iii)To the Knowledge of Seller, none of the following exists at the Property or the Cira Garage:  (A) underground storage tanks; (B) landfills, surface impoundments, or disposal areas; or (C) groundwater monitoring wells, potable drinking water wells, petroleum wells or production water wells.

(iv)To the Knowledge of Seller, (A) since the acquisition of the Property by the Target Company Group, there has been no Release of any Hazardous  Material on, upon, into, to or from the Property in violation of any Environmental Laws or which has given rise to any liabilities or investigatory, reporting, corrective or remedial obligations pursuant to Environmental Laws, (B) since the acquisition of the Cira Garage by the BDN Garage Owner, there has been no Release of any Hazardous  Material on, upon, into, to or from the Cira Garage in violation of any Environmental Laws or which has given rise to any liabilities or investigatory, reporting, corrective or remedial obligations pursuant to Environmental Laws and (C) neither BDN Garage Owner nor any member of the Seller Group has received written notice of any exposure of any Person or property to any Hazardous Materials in connection with the Property or the Cira Garage that could reasonably be expected to form the basis of a material claim for damages or compensation.

(v)The Seller Parties have Made Available to Purchaser copies, which copies are true and complete in all material respects, of all written information in their possession or under their control pertaining to compliance with, violations of, or liabilities pursuant to, Environmental Laws by one or more Target Company Group Members relative to the Property or the Cira Garage (the “Environmental Assessments”).  A true and complete list of the Environmental Assessments is set forth on Section 4.12 of the Disclosure Schedule.

(vi)Neither BDN Garage Owner nor any Seller Group Member has received notice of any violation of any Environmental Law or Release of any Hazardous Substance that would interfere with the ability of the BDN Garage Owner to provide to Master Tenant the parking spaces required under the GSA-IRS Lease.

Section 4.13Insurance.

Section 4.13 of the Disclosure Schedule sets forth a true and complete list of each property, casualty, liability or other insurance policy, other than the Existing Owner’s Title Insurance Policy and the Existing Leasehold Title Insurance Policy, maintained by any Target Company Group Member (each, an “Insurance Policy”), including the type and amount of coverage, whether such coverage is “claims made” or “claims incurred” and the expiration dates of the Insurance Policies.  Each Target Company Group Member has complied in all material respects with all terms and conditions of such policies, including premium payments, and such policies are in full force and effect.  No Seller Group Member has received: (a) any written notice of cancellation of any policy or binder of insurance required to be identified in Section 4.13 of the Disclosure Schedule or refusal of coverage thereunder; (b) any written notice that any issuer of such policy or binder is subject to any Bankruptcy Event or is otherwise in the process of liquidating or has been liquidated; or (c) any written notice that any such policy or binder may no longer be in full force or effect or that the issuer of any such policy or binder may be unwilling or unable to perform its obligations thereunder.  There is no claim pending by or on behalf of any Target Company Group Member against any of the insurance carriers under any of such policies for denial of coverage by any such insurance carriers.  Except as set forth on Section 4.13 of the Disclosure Schedule, no Target Company Group Member has made any claims under any Insurance Policy which is currently pending, and Seller has not received written notice under any Insurance Policy that the applicable insurance company has denied coverage or is unwilling to defend such claim.  To the Knowledge of Seller, the Insurance Policies comply with the respective terms of the MPO Leases, if and to the extent applicable.

Section 4.14Property Matters.

(a)Section 4.14(a) of the Disclosure Schedule sets forth a true and complete list of the policy of title insurance for insuring the Property Owner Subsidiary’s fee simple title in and to the Property (the “Existing Owner’s Title Insurance Policy”), the Master Tenant’s leasehold interest in and to the Property (the “Existing Leasehold Title Insurance Policy”) and the most recent survey for the Property, in each instance that is in the possession or control of the Seller Group (the “Existing Survey”).  A true, complete and correct copy of each of the Existing Owner’s Title Insurance Policy, the Existing Leasehold Title Insurance Policy and the Existing Survey has been Made Available to Purchaser by Seller.  Each of the Existing Owner’s Title Insurance Policy and the Existing Leasehold Title Insurance Policy is in full force and effect and there is no claim pending by or on behalf of the Property Owner Subsidiary against the title insurer under the Existing Owner’s Title Insurance Company or by or on behalf of the Master Tenant against the title insurer under the Existing Leasehold Title Insurance Policy.

(b)No Seller Group Member or Affiliate thereof (including, without limitation, the BDN Garage Owner) has received any written notice that any condemnation or rezoning Proceedings are pending with respect to the Property or the property on which the Cira Garage is located (the “Cira Garage Property”) or any portion thereof nor, to the Knowledge of Seller, have any condemnation or rezoning (or any other land use) Proceedings been threatened with respect to the Property, the Cira Garage Property or any portion thereof.  Except as set forth on Section 4.14(b) of the Disclosure Schedule, none of the Seller Group Members or their Affiliates (including, without limitation, the BDN Garage Owner) has received any written notice of a violation (which remains outstanding) of the Americans with Disabilities Act (or any similar state or local Law) or any zoning, building or similar legal requirement, with respect to the Property, the Cira Garage Property or any portion thereof.

(c)No Seller Group Member or Affiliate thereof (including, without limitation, the BDN Garage Owner) has entered into any written Contract (including a binding letter of intent but expressly excluding the Penn ROFO) which has not expired for the (i) sale of the Property or any portion thereof to a third Person, (ii) the sale of the BDN Garage Owner’s leasehold interest in the Cira Garage Property or any portion thereof, or (iii) granting an option to purchase or ground lease the Property or any portion thereof to a third Person, (iv) granting an option to purchase the Master Tenant’s subleasehold interest in the Cira Garage Property or any portion thereof to a third Person, (v) granting a right of first offer, right of first refusal, or right of first negotiation to a third Person with respect to the sale of the Property or any portion thereof, or (vi) granting a right of first offer, right of first refusal, or right of first negotiation to a third Person with respect to the sale of the Master Tenant’s leasehold interest in the Cira Garage Property or any portion thereof.

(d)No Seller Group Member has entered into any written Contract with any third Person that (i) provides for a right of such Person to participate in the profits, sale proceeds or revenues of the Property or (ii) constitutes a ground lease, lease, license or other occupancy arrangement for any portion of the Property or any improvement contemplated to be constructed thereon.

(e)There are no property management contracts, leasing agreements, brokerage commission agreements or asset management contracts to which any Seller Group Member is a party or that affect the Property and that will be binding on any Target Company Group Member or the Property after Closing.

(f)No Seller Group Member has received notice of, nor has Knowledge of, (i) any real estate Tax assessment increase for the Property, (ii) any municipal assessments against the Property, or (ii) any planned municipal improvements which could reasonably be expected to result in any municipal assessment against the Property.  No Target Company Group Member has retained anyone to file notices of protest against, or to commence actions to review, real property tax assessments against the Property which are currently pending.

(g)Except as set forth in Section 4.14(g) of the Disclosure Schedule, with respect to any declarations or similar instruments affecting the Property:  (i) they have not been amended except as evidenced by written amendments, true, complete and accurate copies of which have been Made Available to Purchaser as required hereunder; (ii) there are no monetary obligations of any Target Company Group Member thereunder except as set forth therein; (iii) no Target Company Group Member has received written notice of any breach or default (which is outstanding) of any obligation thereunder, nor, to the Knowledge of Seller, is there any fact or circumstance which, with due notice or lapse of time or both, would constitute a material default by any Target Company Group Member of any such obligation thereunder; and (iv) there are no pending claims, defenses or offsets which have been asserted in writing against any Target Company Group Member by any party to any declaration or similar instrument.

(h)The Seller Parties have Made Available to Purchaser a true, complete and accurate copy of that certain Indemnification dated December 17, 2009 between the Property Owner Subsidiary and the Department of Transportation, Commonwealth of Pennsylvania (the “PennDOT Indemnification”).  The PennDOT Indemnification is in full force and effect.  No Seller Group Member has received any written notice that the Property Owner Subsidiary is in breach or default under the PennDOT Indemnification Agreement and, to the Knowledge of Seller, no event had occurred which, with due notice or lapse of time or both, would constitute a material default by the Property Owner Subsidiary under the PennDOT Indemnification.  No Seller Group Member has received written notice of any outstanding claim by PennDOT for indemnification under the PennDOT Indemnification.

(i)To the Knowledge of Seller, the Property is not, nor at Closing will be, subject to any understanding or unfulfilled written commitment with, or to any unsatisfied conditions imposed by, the Pennsylvania Department of Transportation, the Pennsylvania Department of Environmental Protection, the City of Philadelphia and/or any local governmental agency or authority.

(j)No Seller Group Member has received written notice of any outstanding violations of Law with respect to the life safety systems and related equipment in and to the

Property, including, without limitation, fire alarms and other fire suppression systems.  To the Knowledge of Seller, any and all notices of violation received by any Seller Group Member from any and all Governmental Entities with respect such life safety systems and equipment have been remedied to the satisfaction of such Governmental Entities.  Section 4.14(j) of the Disclosure Schedule contains a current status report regarding such life safety systems and equipment, and no Seller Group Member has received written notice of any other outstanding issues with respect to such life safety systems and equipment.  Without limitation, no Seller Group Member has received any written notice of violation issued by the City of Philadelphia, Department of Licenses and Inspections with respect to life safety systems and equipment, which remains uncured.

Section 4.15MPO Leases.

(a)The Seller Parties have Made Available to Purchaser true, complete and accurate copies of each of the MPO Leases.  Each MPO Lease is valid and in full force and effect.  Except as set forth in the Due Diligence Materials, no Seller Group Member has received or given written notice of any alleged breach or default by either party under the MPO Lease and to the Knowledge of the Seller no Target Company Group Member is in material default or material violation of any applicable MPO Lease.  No MPO Lease has been revoked, suspended, terminated or impaired in any material respect.  No Target Company Group Member is subject to any pending or, to the Knowledge of Seller, threatened Proceeding seeking the revocation, suspension, non-renewal, termination, modification or impairment of any MPO Lease.  No Seller Group Member has received or given any written notice of any actual or threatened revocation, limitation, modification, termination, suspension, non-renewal or impairment of any MPO Lease.  There are no agreements to pay any broker or other Person any leasing commissions or similar payments or obligations with respect to the MPO Leases, and any broker or any other leasing commissions or similar payments or obligations due under such agreements have been paid as of the Agreement Date.  Except for the MPO Leases, the Licenses and Permitted Encumbrances, no Target Company Group Member is a party to any lease, license or other occupancy agreement.

(b)Except as set forth in Section 4.15(b) of the Disclosure Schedule, with respect to the GSA-IRA Lease: (i) the rentals and other sums due or to become due under the GSA-IRS Lease have not been and will not be assigned, encumbered, or subject to any liens as of the Closing, other than pursuant to the Amended and Restated GSA-IRS Rent Allocation Agreement; (ii) there are no pending negotiations to surrender or modify the GSA-IRS Lease or, to the Knowledge of Seller, to assign the GSA-IRS’ interest under the GSA-IRS Lease or to sublet (or permit any third Person to occupy) all or any portion of the Property; (iii) except as expressly set forth in the GSA-IRS Lease, there are no outstanding rental or other concessions of any nature granted under the GSA-IRS Lease, or any outstanding obligation to pay any tenant improvement allowances or perform any tenant improvement work under the GSA-IRS Lease; (iv) there are no pending disputes (written or, to the Knowledge of Seller, oral) between the GSA-IRS and any Target Company Group Member regarding access to, or the availability of, the parking spaces at the Cira Parking Garage required to be furnished pursuant to the GSA-IRS Lease; (v) no Seller Group Member has received written notice of any outstanding disputes between the GSA-IRS and any Target Company Group Member regarding operating services (including, without limitation, heating, ventilation and air conditioning, extermination and elevators), maintenance or repairs at the Property, Operating Rent or Property Expenses; and (vi) the GSA-IRS has not made any rent payments under the GSA-IRS Lease in advance for more than one (1) month.  The respective amount of Operating Rent and Property Expenses (as defined in the GSA-IRS Lease) most recently billed by Master Tenant to GSA-IRS are as set forth on Section 4.15(b) of the Disclosure Schedule, and to the Knowledge of Seller, there is no dispute between the parties to the GSA-IRS Lease concerning the Operating Rent or Property Expenses.

(c)Section 4.15(c) of the Disclosure Schedule sets forth a true and complete list of all Existing Cira Garage Financing Documents. The Existing Cira Garage Financing Documents are in full force and effect as of the Agreement Date.  The CTL Garage Loan shall be repaid or defeased at or prior to Closing.  The Seller Parties have Made Available to Purchaser true, complete and accurate copies of all Existing Cira Garage Financing Documents listed in Section 4.15(c) of the Disclosure Schedule.  Except for the CTL Garage Loan, neither BDN Garage Owner nor any member of BDN Garage Owner has incurred any Indebtedness which is outstanding.

(d)The Amended and Restated Ground Lease Agreement effective as of November 12, 2012 between UPenn, as landlord, and the BDN Garage Owner, as tenant, for the Cira Garage Property (as amended from time to time, the “Cira Garage Ground Lease”) is in full force and effect.  The BDN Garage Owner has not received or given any written notice that the BDN Garage Owner or UPenn (as applicable) is in breach or default under the Cira Garage Ground Lease and, to the Knowledge of Seller, no event has occurred which, with due notice or lapse of time or both, would constitute a material default under the Cira Garage Ground Lease.

(e)The Master Tenant and BDN Garage Owner have obtained (or will obtain, prior to Closing) all Consents required for the execution and delivery of the GSA-IRS Parking Area Lease.

Section 4.16CTL Financing.

Section 4.16 of the Disclosure Schedule sets forth a true and complete list of all Existing CTL Financing Documents.  Except for the Existing CTL Financing Documents (which will be released or defeased at or prior to Closing in accordance with Section 2.3(a)), the Existing Cira Garage Financing Documents to which Master Tenant is party (which will be released or defeased at or prior to Closing in accordance with Section 2.3(a)) and the Amended and Restated GSA-IRS Rent Allocation Agreement (which will be entered into at or before Closing and will continue to apply from and after Closing), neither the Property Owner Subsidiary or any of its partners nor the Master Tenant or any of its members is a party to any other financing documents.

Section 4.17Brokers.

No Person acting on behalf of any Seller Group Member or any Affiliate thereof or under the authority of any of the foregoing is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee with respect to which Purchaser or any Target Company Group

Member will be liable in connection with any of the Transactions except that Seller shall be solely responsible for the brokers’ fees or commission to Eastdil Secured pursuant to a separate agreement with Seller.

Section 4.18ERISA.

No Seller Group Member is:  (i) a plan which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, nor a plan as defined in and subject to Section 4975 of the Code (each of the foregoing hereinafter referred to collectively as a “Plan”); or (ii) a “governmental plan” as defined in Section 3(32) of ERISA.  The assets of the Seller Group Members do not constitute “plan assets” within the meaning of Department of Labor Regulations located as 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.  Each Seller Group Member is acting on its own behalf and not on account of or for the benefit of any Plan.

Section 4.19OFAC; No Embargoed Person.

(a)None of any Seller Group Member, to the Knowledge of Seller any Affiliate of any Seller Group Member or to the Knowledge of Seller any Equityholder of such Persons owning a 10% or greater interest in it, and to the Knowledge of Seller none of their respective employees, officers, directors, representatives or agents is, nor will they become, a Person with whom U.S.  Persons are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and has not and shall not assign or otherwise transfer this Agreement, or any interest herein to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities, (b) neither any Seller Group Member nor to the Knowledge of Seller any Affiliate thereof is knowingly engaged in, and shall not knowingly engage in, any dealings or transactions or knowingly be otherwise associated with such persons or entities described in (a) above, (c) neither any Seller Group Member nor to the Knowledge of Seller any Affiliate thereof is a Person whose activities violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders thereunder, (d) none of the funds or other assets of any Seller Group Member constitute property of, or to the Knowledge of Seller are beneficially owned, directly or indirectly, by any “Embargoed Person” (as defined below), (e) to the Knowledge of Seller no Embargoed Person has any interest of any nature whatsoever in any Seller Group Member (whether directly or indirectly), and (f) none of the funds of any Seller Group Member have been derived from any unlawful activity with the result that this Agreement is in violation of Law.

Section 4.20Penn ROFO.  The Seller Parties have Made Available to Purchaser a true, complete and accurate copy of the Penn ROFO.  To the Knowledge of Seller, the Penn ROFO is valid and in full force and effect.  No Seller Group Member has received or given written notice of any alleged breach or default by either party under the Penn ROFO and, to the Knowledge of the Seller, Property Owner Subsidiary is not in default or violation of the Penn ROFO.  Pursuant to the Penn ROFO Waiver and Modification, UPenn has waived in writing its right to first offer to purchase the Property in respect of the Transactions contemplated hereby.

Section 4.21Due Diligence Materials.  To the Knowledge of Seller, all of the Due Diligence Material Made Available to Purchaser in connection with the Property and the Target Group Members are true, complete and accurate copies of such items in Seller’s possession or control.  Seller has not deliberately and intentionally withheld from Purchaser any information with respect to the Property or the Target Company Group Members which would be materially relevant to any reasonable purchaser’s decision to consummate the Transactions.  To Seller’s Knowledge, no officer of Seller has materially greater familiarity with the matters addressed in this Section 4, in the aggregate, than Thomas Wirth, Regina Sitler, Ron Pluto and Brad Molotsky.

Section 4.22Mechanic’s/Materialmen Liens.  Except as disclosed in the Title Evidence (and except for liens, if any, which have been released or bonded over without further liability of any Target Company Group Member), Seller has not permitted any mechanic’s or materialmen liens in excess of $50,000 to attach to any portion of the Property.  Section 4.22 of the Disclosure Schedule discloses all ongoing capital improvements and capital repairs to the Property which have been undertaken by or on behalf of any Seller Group Member for an amount in excess of $50,000.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE Purchaser

In order to induce each Seller Party to enter into this Agreement, Purchaser hereby represents and warrants to each Seller Party as follows:

Section 5.1Existence and Good Standing.

Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Purchaser has all necessary power and authority to conduct its business as presently conducted and to own and operate the properties and assets used in connection therewith and to perform all of its obligations under this Agreement.  Purchaser is (a) qualified to do business and is in good standing in each jurisdiction where the nature or character of the property owned or operated by it or the nature of the business transacted by it makes such qualification necessary except, in each case, where the failure to be so qualified or in good standing would not reasonably be expected have a material adverse effect, and (b) in compliance with the Organizational Documents.  KIM Private Placement Philadelphia Real Estate Investment Trust 1 (the “Fund”) is a collective investment vehicle duly established and validly existing under the laws of the  Republic of Korea (“Korea”) and is the sole shareholder of Purchaser.

Section 5.2Power and Authorization.

Purchaser has the company power and authority to execute, deliver and perform fully its obligations under each Transaction Document to which it is (and at the Closing will be) a party,

and the execution, delivery and performance by Purchaser of each Transaction Document to which it is (and at the Closing will be) a party have been (and will be) duly instructed by Korea Investment Management Co. Ltd., acting in its capacity as the collective investment company of the Fund (together with its successors and assigns in such capacity, “Fund Manager”), pursuant to the applicable laws of Korea.

Section 5.3Validity and Enforceability.

Each Transaction Document to which Purchaser is a party has been (or as to documents not yet executed, will be) duly executed and delivered by Purchaser and constitutes (or will constitute) the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to the General Enforceability Exceptions.

Section 5.4No Conflict.

Neither the execution of any Transaction Document, nor the performance by Purchaser of its obligations hereunder or thereunder, will violate or conflict with its Organizational Documents or any Law or Order applicable to Purchaser.

Section 5.5Consents; Capitalization.

Except for the Consents that Purchaser will obtain on or before Closing (including the acceptance by the applicable Governmental Entity in Korea of a foreign direct investment report), no Consent of any Person is required in connection with the execution and delivery by Purchaser of any Transaction Document to which it is a party or Purchaser’s consummation of the Transactions (it being understood that Purchaser makes no representation or warranty with respect to any Consent required on the part of any Seller Group Member).  Without limiting the foregoing, the performance by Purchaser of its obligations under this Agreement, including payment of the Deposit in accordance with Section 2.2 and consummation by Purchaser of the Closing hereunder, will not require the Consent of any Person (including, without limitation, any Korean governmental authority or agency, or any investor in the Fund) that has not been obtained prior to the date hereof.

Section 5.6Litigation.

There are no Proceedings instituted against or served upon Purchaser or any of its managers (or persons in similar positions), officers, or Equityholders, in their capacities as such, pending or, to the Knowledge of Purchaser, threatened against any such Persons in connection with the Fund that would be reasonably likely to prevent or delay the consummation by Purchaser of the Transactions.

Section 5.7Investment Intent; Brokers.

Purchaser is acquiring the Purchased Shares for the account of the Fund and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933.  No Person acting on behalf of Purchaser or any Affiliate thereof or under the authority of any of the foregoing is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee with respect to which Seller or any Target Company Group Member will be liable in connection with any of the Transactions.

Section 5.8ERISA.

(i) Purchaser is not, and is not acting on behalf of, a Plan or a “governmental plan” as defined in Section 3(32) of ERISA; and (ii) the assets of Purchaser do not constitute “plan assets” of one or more of such Plans within the meaning of Department of Labor Regulations located at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

Section 5.9OFAC; No Embargoed Person.

(a)Neither Purchaser nor any Affiliate thereof or, to the Knowledge of Purchaser, any Equityholder of such Persons owning a 10% or greater interest in it, and to the Knowledge of Purchaser, none of its employees, officers, directors, representatives or agents is, nor will they become, a Person with whom U.S.  Persons are restricted from doing business under regulations of OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and has not and shall not assign or otherwise transfer this Agreement, or any interest herein to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities, (b) neither Purchaser nor, to the Knowledge of Purchaser, any Affiliate thereof is knowingly engaged in, and shall not knowingly engage in, any dealings or transactions or knowingly be otherwise associated with such persons or entities described in (a) above, (c) neither Purchaser nor, to the Knowledge of Purchaser, any Affiliate thereof is a Person whose activities violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders thereunder, (d) none of the funds or other assets of Purchaser constitute property of, or to the Knowledge of Purchaser, are beneficially owned, directly or indirectly, by any Embargoed Person, (e) to the Knowledge of Purchaser, no Embargoed Person has any interest of any nature whatsoever in Purchaser (whether directly or indirectly), and (f) none of the funds of Purchaser have been derived from any unlawful activity with the result that this Agreement is in violation of Law.

ARTICLE VI
COVENANTS AND AGREEMENTS

Section 6.1Access to Information.

During the Contract Period, the Seller Parties shall and shall cause the other Seller Group Members and their other Associated Persons to (i) afford Purchaser and its counsel and other Associated Persons reasonable access to (and, as applicable, the right to make copies of) the Property and the Contracts, books and records of the Target Company Group or relating to the Property (provided that, for the avoidance of doubt, the foregoing shall not extend to books and records of Seller or Seller’s internal analyses with respect to the Property), and (ii) afford Purchaser and such Associated Persons access to the appropriate personnel of the Seller Group, as may be reasonably requested, for the purposes of facilitating the consummation of the Transactions.

Section 6.2Conduct of Business Pending Closing.

(a)Except (x) as required by applicable Law, (y) as expressly permitted in the Transaction Documents or as required to comply with the MPO Leases or (z) with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned by Purchaser (except that, in the case of any proposed amendment, modification, termination, release or waiver of any terms or provisions of the MPO Leases or any other matter which reasonably would be expected to have a material adverse effect on any of the Target Company Group Members, the Property or the transaction contemplated hereby or which reasonably would be expected to result in environmental liabilities in excess of the Environmental Cap (as such term is defined in Section 7.8 hereof), Purchaser may grant or withhold its consent in its sole and absolute discretion), during the Contract Period, the Target Company shall, and shall cause each Target Company Subsidiary to:

(i)maintain its respective existence, and subject to the right to contest the same in good faith: (A) discharge debts, liabilities and obligations as they become due, and (B) operate in the ordinary course in a manner consistent with past practice and in compliance in all material respects with all applicable Laws;

(ii)maintain the Property substantially in its present condition, casualty and condemnation excepted;

(iii)maintain in full force and effect, and, subject to the right to contest the same in good faith, perform in all material respects all obligations under all Contracts to which any Target Company Group Member is a party;

(iv)file, when due or required (after giving effect to any applicable and valid extension), federal, state, foreign and other Tax Returns and other reports required to be filed prior to the Closing Date, pay when due all Taxes that are due with respect to the periods covered by such Tax Returns or otherwise lawfully levied or assessed against them and withhold or collect and pay to the proper Tax authorities all Taxes that such entity is required to so withhold or collect and pay, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted and, if appropriate, reasonable reserves therefore have been established;

(v)in all material respects, (A) maintain its respective financial books and records in accordance with GAAP and the respective terms of the GSA-IRS Lease and the Existing CLT Financing Documents, as applicable, and on a basis consistent with past practices, and (B) maintain in full force and effect the Insurance Policies currently in effect (or replacements continuing similar coverage);

(vi)(A) comply in all material respects with (i) all Laws and Recorded Documents affecting the Property, (ii) the MPO Leases and (iii) the Existing CTL Financing Documents; (B) cause the BDN Garage Owner to comply in all material respects with (i) all Laws and Recorded Documents affecting the Cira Garage Property (ii) the GSA-IRS Parking Area Lease, (iii) the ground lease for the Cira Garage Property (as amended or otherwise modified from time to time, the “Cira Garage Property Ground Lease”) and (iv) the loan documents that evidence, secure or otherwise memorialize the CTL Garage Loan (the “Existing Cira Garage Financing Documents”); (C) deliver to Purchaser a copy of (i) any notice that any Seller Group Member receives from any Governmental Entity concerning a material violation of Law or Order by any Target Company Group Member promptly after the receipt of the same, (ii) any notice and other documentation relating to any Proceeding instituted after the Agreement Date that affects Seller or any Target Group Member or the Transactions contemplated hereby and (iii) any notice of default given or received under any of the MPO Leases, the Cira Garage Property Ground Lease, the Existing CTL Financing Documents or the Existing Cira Garage Financing Documents, promptly after receipt or delivery of the same; and (D) use commercially reasonable efforts to cure such violations;

(vii)notify Purchaser promptly of (A) any event or occurrence within the Knowledge of Seller which reasonably would be expected to have a material effect on the operation, leasing or condition of the Property, including but not limited to fire or other casualty loss or a Release affecting the Property, or (B) any document which, to the Knowledge of Seller, is recorded against the Property and is not disclosed in the Title Evidence;

(viii)notify Purchaser promptly after any Seller Group Member becomes aware of any circumstance or event that would permit Purchaser to terminate this Agreement pursuant to Section 10;

(ix)collect invoices and otherwise support any annual statements or payment requests under the GSA-IRS Lease that are pending or will be become due in the year in which the Closing occurs; and

(x)address in the ordinary course of business any issues or complaints (if any) which have been or are raised in writing by the GSA-IRS with respect to that certain

2015 GSA Tenant Satisfaction Survey dated October 1, 2015 (a copy of which has been Made Available by Seller to Purchaser).

(b)During the Contract Period, the Target Company shall not, and shall cause each Target Company Subsidiary not to, except (x) as required by applicable Law, (y) with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned by Purchaser (except that, in the case of any proposed amendment, modification, termination, release or waiver of any terms or provisions of the MPO Leases or any other matter which reasonably would be expected to have a material adverse effect on any of the Target Company Group Members, the Property or the transaction contemplated hereby or which reasonably would be expected to result in environmental liabilities in excess of the Environmental Cap, Purchaser may grant or withhold its consent in its sole and absolute discretion), or (z) as expressly permitted in the Transaction Documents or as required to comply with Laws and the MPO Leases:

(i)make any change in, or purchase, redeem or retire, or otherwise grant any option, warrant or other right to purchase or acquire, any authorized, issued or outstanding equity interests or other securities of any Target Company Group Member, make any other changes in the capital structure of any Target Company Group Member, or declare or pay any dividend or other distribution (other than cash dividends, distributions or interest payments) upon any Equity Interest of any Target Company Group Member, other than (x) transfers of equity interests in any Target Company Group Member to be accomplished after the Agreement Date as described in Exhibit B-1 attached hereto or Schedule 4.3(b) of the Disclosure Schedule and (y) with the prior written approval of Purchaser, as may be required for the Target Company to comply with the requirements to qualify as a REIT;

(ii)amend the Organizational Documents of any Target Company Group Member, other than amendments to be accomplished after the Agreement Date as described in Exhibit B-1 attached hereto or Schedule 4.3(b) of the Disclosure Schedule;

(iii)amend, rescind, revoke, or terminate any MPO Lease or take any action that will or might reasonably be expected to result in the amendment, rescission, revocation or termination of any MPO Lease (except for the amendment and restatement of the GSA-IRS Parking Area Lease in accordance with Section 6.4(c)), or consent to an assignment of the GSA-IRS Lease or a subletting by the GSA-IRS of any portion of the Property;

(iv)fail to pay or discharge when due any material liability or obligation of the Target Company Group, except any such liability or obligation that shall be contested in good faith;

(v)enter into, amend or terminate any Insurance Policy (other than renewals and replacements thereof in the ordinary course of business and providing substantially the same coverage), any Lease or License, (other than the Key Closing Deliverables and other documents and agreements expressly contemplated under this Agreement) that constitutes a Contract or any other Contract (including the Penn ROFO), other than any non-material Contract to which the Property Owner Subsidiary is a party and where (I) payments to or by the Property Owner Subsidiary are less than $5,000.00 in the aggregate under such Contract, (II) such Contract is terminable by the Property Owner Subsidiary without liability upon no more than 30 days’ notice, (III) such Contract is not a Lease, License or other occupancy agreement relative to the Property or any portion thereof, and (IV) each other party to such Contract is not an Affiliate of any Seller Group Member;

(vi)make any sale, assignment, transfer, disposition, abandonment or other conveyance of the Property or any portion thereof, or permit the BDN Garage Owner to effect any sale, assignment, transfer, disposition, abandonment or other conveyance of its leasehold interest in the Cira Garage Property or any portion thereof (or otherwise surrender or terminate its leasehold interest in the Cira Garage Property);

(vii)acquire or dispose of any property or asset other than any immaterial property or asset in the normal course of the ownership, leasing and operation of the Property;

(viii)(A) voluntarily subject the Property to any new Encumbrance, other than a Permitted Encumbrance or (B) fail to take commercially reasonable efforts to prevent the Property from becoming on an involuntary basis subject to any new Encumbrance other than a Permitted Encumbrance;

(ix)(A) make, change, rescind or revoke, or permit to be made, changed or revoked, any election or method of accounting with respect to Taxes, or (B) settle or compromise any federal, state, local or foreign income Tax liability, audit, claim or assessment, (C) enter into any closing agreement related to Taxes or (D) surrender any right to claim any Tax refund, unless, in each case described in this clause (ix), the Target Company determines in good faith that (I) such action is necessary to preserve the qualification as a REIT of Brandywine Realty Trust or (II) the failure to take such action will or would reasonably be likely to result in Seller or one of its Affiliates incurring or suffering material Damages;

(x)settle any condemnation claim or insurance casualty claim;

(xi)undertake any remediation at the Property, other than any remediation pursuant to a remediation plan existing on the Agreement Date and that has been Made Available to Purchaser by the Seller Parties;

(xii)incur or otherwise become liable for any Indebtedness (whether as primary obligor, guarantor or otherwise);

(xiii)hire any employees or enter into or initiate any benefit plan;

(xiv)file or settle any Tax appeal relative to the Property;

(xv)take (or permit to be taken) any voluntary action that will or might reasonably be expected to result in a failure of the condition set forth in Section 7.2;

(xvi)implement or approve any merger, reorganization, recapitalization or similar transaction involving any Target Company Group Member;

(xvii)form or acquire any Subsidiary;

(xviii)voluntarily agree to any downward adjustment in rent under the GSA-IRS Lease;

(xix)voluntary permit any Target Company Group Member to become the subject of or suffer a Bankruptcy Event; or

(xx)agree or commit to do any of the foregoing.

(c)Except (x) as otherwise expressly permitted in the Transaction Documents, (y) as required by applicable Law or (z) with the prior written consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned by Seller (except that, in the case of any matter which reasonably would be expected to have a material adverse effect on any of the Seller Parties or the transaction contemplated hereby or which reasonably would be expected to result in environmental liabilities in excess of the Environmental Cap, Seller may grant or withhold its consent in its sole and absolute discretion), during the Contract Period, Purchaser shall not:

(i)take (or permit to be taken) any voluntary action that will or might reasonably be expected to result in a failure of the condition set forth in Section 8.2; or

(ii)agree or commit to do any of the foregoing.

(d)On or prior to the Closing Date, Seller shall, at its sole cost and expense, terminate, or cause the Property Owner Subsidiary to terminate, the existing property management agreement for the Property.  At Closing, Seller shall provide Purchaser with reasonable documentary evidence memorializing the satisfaction by Seller of the matters described in this Section 6.2(d).

(e)Notwithstanding anything herein to the contrary, prior to Closing Seller shall be permitted to, and shall, cause the Target Company to complete the transactions described on Exhibit B-1 attached hereto, including the disposition (by transfer to Seller or otherwise) of the Excluded Assets described on Exhibit B-1.

Section 6.3Consents and Cooperation.

(a)Purchaser acknowledges that the Property Owner Subsidiary has granted to UPenn a right of first offer to purchase the Property pursuant to the Penn ROFO.  The Parties acknowledge and agree that, prior to the Agreement Date and as a material inducement for Purchaser to enter into the Transactions contemplated by this Agreement, UPenn has, pursuant to the Penn ROFO Waiver and Modification, waived such right of first offer in respect of such Transactions.

(b)During the Contract Period, each of the Parties shall use its reasonable commercial efforts to satisfy each of the Closing Conditions and effect the Closing as soon as practicable (subject to the terms of Section 3.1 hereof).  Without limiting the generality of the foregoing, the Parties shall assist and cooperate with each other in negotiating, preparing or filing all documents required to be prepared, negotiated or filed in connection each Key Closing Deliverable.  Each of the Parties shall use its reasonable commercial efforts to resolve objections, if any, as may be asserted by any Person in relation to any Key Closing Deliverable.  In no event shall non-delivery by a counterparty (other than any Party or its Affiliate at the time of Closing) to any of the agreements in Sections 7 and 8 be a breach by any Party if such Party complied with the other provisions of this Section 6.3 and Section 6.9.

(c)Without limiting or expanding the rights or obligations of the Parties under Sections 6.2, Seller shall keep Purchaser reasonably well informed of matters which arise outside the ordinary course of business with respect to the Property during the Contract Period (provided that such matter is within the Knowledge of Seller), and will confer in good faith with Purchaser with respect to any material action to be taken by any Target Group Company Member with respect to any such matters.

(d)The Seller Parties shall, and shall cause other Seller Group Member to, reasonably cooperate with Purchaser in connection with Purchaser obtaining (whether on behalf of itself or the Target Company with respect to the post-Closing period) title policies (and customary endorsements thereto), surveys, zoning reports or certificates and any other property-level inquiries or undertakings sought by Purchaser with respect to the Property.

(e)The Seller Parties shall use commercially reasonable efforts to assist Purchaser in: (i) obtaining a Subordination, Non-Disturbance and Attornment Agreement (in the form attached hereto as Exhibit H-1 or in such other form and substance reasonably required by, or otherwise acceptable to, Purchaser’s lender) from the GSA-IRS with regard to the GSA-IRS Lease (the “GSA-IRS SNDA”), provided that Purchaser notifies Seller of the identity of Purchaser’s lender and the proposed form of the GSA-IRS SNDA, and (ii) obtaining such modifications to the proposed form of GSA-IRS SNDA that Purchaser’s lender may reasonably request prior to or after the date on which such form is sent to the GSA-IRS.  For the avoidance of doubt, the GSA-IRS SNDA shall not be a condition to Closing.

(f)The Seller Parties shall use commercially reasonable efforts to assist Purchaser in: (i) obtaining such acknowledgments and consents as Purchaser’s lender may reasonably require from the BDN Garage Owner in connection with the assignment of the GSA-IRS Parking Area Lease and any similar documents provided as security for the loan made by such lender, and (ii) obtaining such modifications to the proposed forms that Purchaser’s lender may reasonably request prior to or after the date on which such forms are sent to the BDN Garage Owner, provided that (i) Purchaser notifies Seller of the identity of Purchaser’s lender and the proposed forms of such acknowledgments and consents at least ten (10) Business Days in advance of the Closing Date, and (ii) no such acknowledgment or consent shall impose any material liability, obligation, cost or expense on BDN Garage Owner or any Seller Parties beyond their express obligations set forth in the GSA-IRS Parking Area Lease. For the avoidance of doubt, the acknowledgments, consents and other documents contemplated under this Section 6.3(f) shall not be conditions to Closing.

Section 6.4Other Transaction Documents.

The following agreements shall be finalized and entered into in accordance with this Agreement:

(a)The BDN Property Management Agreement in the form of Exhibit P attached hereto (or as otherwise mutually approved by Seller and Purchaser), pursuant to which Purchaser will cause the Property Owner Subsidiary to engage an Affiliate of the Seller as a Property Manager for an initial period of ten (10) years, for fees equal to 1.5% of gross revenue at the Property. The BDN Property Management Agreement may be terminated: (i) in the event the property manager fails in any material respect to fulfill its obligations under the BDN Property Management Agreement and such failure is not cured in a timely manner; (ii) upon a sale of the Property at any time, either by deed or a transfer of direct or indirect controlling ownership interests in the Property Owner Subsidiary and the Master Tenant (but if the BDN Property Management Agreement is so terminated prior to the seventh (7th) anniversary of the Closing Date, then the property manager shall be entitled to a termination fee equal to the management fees that would be payable between the date of termination and the seventh (7th) anniversary of the Closing Date); (iii) upon a transfer of the Property or the direct or indirect ownership interests in the Property Owner Subsidiary following a foreclosure, deed-in-lieu-of foreclosure or other exercise of remedies by a lender providing financing to the Property Owner Subsidiary or its Affiliates; (iv) following a condemnation of, or casualty at, the Property with respect to which the Property Owner Subsidiary elects not to rebuild or restore the Property (if applicable); (iv) upon a material default by the BDN Garage Owner under the GSA-IRS Parking Area Lease which is not timely cured by the BDN Garage Owner (but only if and so long as the BDN Garage Owner and the manager under the BDN Property Management Agreement are both Affiliates of Seller); (v) upon the occurrence of such other events that will be set forth in the BDN Property Management Agreement.

(b)The Amended and Restated GSA-IRS Rent Allocation Agreement, as contemplated under Section 2.3(b).

(c)The GSA-IRS Parking Area Lease, which will be entered into at or before Closing.

Section 6.5GSA Statement of Lease.

Subject to Purchaser’s obligations under Section 3.5(c), not less than five (5) Business Days prior to the Closing Date, Seller shall (or shall cause the Target Company Group to) obtain and deliver to Purchaser a fully completed and executed “GSA Lease Status Statement” from the GSA-IRS relating to the GSA-IRS Lease (the “GSA Statement of Lease”), which shall be dated effective no earlier than December 31, 2015.  The proposed form of the GSA Statement of Lease is attached hereto and made a part hereof as Exhibit H-2, which form has been delivered by Seller to the GSA-IRS for its review and approval prior to the Effective Date.

Section 6.6Notification of Certain Matters.

Each Party agrees to give prompt notice to the other Parties of (a) any event that causes any of its representations or warranties contained in this Agreement to be materially untrue or materially inaccurate at any time during the Contract Period, (b) any material breach by it of any covenant or agreement, and (c) the occurrence of any event that is reasonably likely to make the satisfaction of any of the Closing Conditions impossible or unlikely.

Section 6.7Exclusivity.

No Seller Party shall, or cause any Target Company Group Member to, (a) solicit, initiate or encourage the submission of any proposal or offer (an “Acquisition Proposal” from any Person (including from any Person’s officers, directors, employees, agents and other representatives) relating to a (i) liquidation, dissolution, sale of the Property or other assets or stock, or recapitalization of any Target Company Group Member, (ii) merger or consolidation of any Target Company Group Member, (iii) acquisition or purchase of assets or any Equity Interest of any Target Company Group Member, or (iv) similar transaction or business combination involving any Target Company Group Member, or (b) institute, pursue, or engage in any discussions, negotiations, or agreements with any Person concerning an Acquisition Proposal, or furnish to any Person any information with respect to or that is intended to lead to an Acquisition Proposal or otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any other Person to make an Acquisition Proposal.  Each Seller Party agrees to immediately notify Purchaser of their receipt of any transaction inquiry, proposal or offer concerning the Target Company.

Section 6.8Confidentiality.

Except as permitted under Section 11.3, the Parties shall not, and shall use commercially reasonable efforts to cause their Affiliates not to, disclose (except (a) to their representatives, agents, attorneys and other professional advisors, consultants, title insurance companies or prospective lenders and/or  investors (including investors of the Fund) on a need-to-know basis or (b) pursuant to a subpoena, court order or as otherwise required by applicable Law) the existence of the Transaction Documents or any of the terms and conditions contained herein or therein without the prior written consent of the other Party (it being understood and agreed that the Parties shall inform the persons and entities listed in clause (a) of the foregoing confidentiality obligation, and shall be responsible for a breach by an unrelated third party of such confidentiality obligation).  The Parties hereby agree that the provisions under the heading “Confidentiality” in that certain letter of intent agreed to and accepted by Brandywine Realty Trust, on behalf of Seller, and Purchaser Parent, on behalf of Purchaser, dated November 2, 2015, are incorporated herein by reference; provided that nothing in that letter of intent or this Agreement shall restrict any Party or its Affiliates from including such information as may be required or appropriate in any reports or financial statements filed with the Securities Exchange Commission, New York Stock Exchange, Korean Financial Supervisory Service, Korean

Financial Services Commission, Korean Financial Investment Association or other regulatory body, provided that such information does not identify Seller, Purchaser or any of their respective Affiliates or the Purchase Price.

Section 6.9Filings by Purchaser.

(a)Purchaser shall be solely responsible to prepare and make at its sole cost and expense any filings with any Governmental Entity that may arise in connection with the Transactions out of the ownership of the Fund by foreign persons.

(b)Within five (5) Business Days after the Closing, Purchaser shall cause the applicable Target Company Group Members to file with appropriate Governmental Entities such certificates and documents as are necessary to cause the words “Brandywine” and “Cira” to be removed from the legal names of all Target Company Group Members (the “Name Change Filings”).  Seller shall cooperate with Purchaser to complete the Name Change Filings.

(c)After Closing, Seller shall cooperate (at no material cost to Seller) reasonably with Purchaser in communications and activities required of the landlord under each lease (including, without limitation, providing any instruments or documentation required by GSA-IRS in connection with execution and delivery of any Change-of-Name Agreement required under 48 C.F.R. 42.1205).  “Change-of-Name Agreement” shall mean, with respect to the GSA-IRS Lease, an agreement by and among the Purchaser and GSA-IRS on substantially in compliance with 48 C.F.R. 42.1205.

Section 6.10Tax Matters.

(a)Seller and the Target Company Group shall prepare all Tax Returns (which, for purposes of this Section 6.10, shall be deemed to include any amendments made after the Closing Date to Tax Returns that were filed prior to the Closing Date insofar as they relate to any period ending before the Closing Date) required to be filed by any Target Company Group Member after the Closing Date with respect to Tax periods ending on or before the Closing Date consistent with past practices, unless otherwise required by Law.  Seller shall provide drafts of all such Tax Returns to Purchaser not less than twenty (20) days prior to the required filing date, and the Parties shall confer and cooperate in good faith to address any reasonable comments and changes which are suggested by Purchaser and delivered to Seller not less than five (5) Business Days prior to the required filing date.  Upon completion of such Tax Returns in accordance with this Section 6.10, Purchaser will cause the same to be timely filed.

(b)Purchaser will, as to any Taxes in respect of which Seller may be obligated to indemnify Purchaser pursuant to this Agreement, promptly inform Seller of, and permit the participation of Seller in, any investigation, audit or other proceeding by or with the IRS or any other Tax authority empowered to administer or enforce such a Tax and will not consent to the settlement or final determination in such proceeding without the prior written consent of Seller (which consent will not be unreasonably withheld, conditioned or delayed).

(c)Seller and Purchaser shall (i) reasonably assist one another in providing information necessary for preparing and filing any Tax Returns that Purchaser or Seller is responsible for preparing and filing with respect to the Target Company Group and relating to any taxable period beginning before the Closing Date, (ii) reasonably cooperate in providing information for any audits by, or disputes or other proceedings with, any Tax authority or with respect to any matters relating to Taxes for any taxable period beginning before the Closing Date and (iii) make available to one another and to any Tax authority as reasonably requested by any such party all information, records and documents relating to Tax matters (including Tax Returns) of or relating to the Target Company Group relating to any taxable period beginning before the Closing Date.

(d)Purchaser covenants and agrees that it shall not file any Tax Return or take any other action to cause any Target Company Group Member to elect to be treated as a REIT for any period ending prior to January 1, 2016.

(e)The provisions of Sections 6.3, 6.8, 6.9 and 6.10 shall survive Closing.

Section 6.11Further Assurances.

Each Party agrees to (a) furnish to any other Party upon request such further information, (b) execute and deliver or cause to be executed and delivered such other agreements or instruments, and (c) use its reasonable efforts to do such other acts and things, in each case as necessary or as the requesting Party may reasonably request for the purpose of carrying out the intent of the Transaction Documents (including, without limitation, Sections 2.3(b), 3.5(c), 6.3(e) and 6.3(f) of this Agreement).

ARTICLE VII
CONDITIONS TO Purchaser’S OBLIGATION TO CLOSE

The obligation of Purchaser to consummate the Transactions is subject to the satisfaction of each of the following conditions as of the Closing.  The benefits of these conditions are for the sole benefit of Purchaser and may be waived by Purchaser in writing at any time in its sole discretion.

Section 7.1Documents to be Delivered at Closing.

Each of the documents set forth in Section 3.2 shall have been delivered to Purchaser (or to the Escrow Agent, for delivery to Purchaser upon consummation of the Closing).

Section 7.2Representations and Warranties.

Each representation and warranty of Seller contained in this Agreement (a) shall have been true and correct in all material respects as of Agreement Date and (b) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except (in each case under Section 7.2(a) or (b)): (x) for such matters which, individually or in the aggregate, would not constitute or result in a Purchaser MAE, and (y) where any representation or warranties is qualified by a Materiality Qualification such Materiality Qualification shall be disregarded for this purpose (i.e., such Materiality Qualification shall continue to apply for all purposes other than this Section 7.2); and (z) for those representations and warranties that address matters only as of a particular date, such representations and warranties shall have been true and correct (subject to clause (x) and (y)) as of such particular date.  “Materiality Qualification” means any qualification by reference to the terms “in any material respect”, “material”, “materially”, “material adverse effect” or any similar term or any term having a similar meaning.  For the avoidance of doubt, Purchaser may not terminate this Agreement due to a breach of Seller’s representations or warranties hereunder (and the condition set forth in this Section 7.2 shall be deemed satisfied notwithstanding such breach), unless such breach would constitute or result in a Purchaser MAE.

Section 7.3Performance of Obligations by the Seller Parties.

Each Seller Party shall have performed or complied in all material respects with all material agreements and covenants required by each Transaction Document to be performed or complied with by each of them at or prior to the Closing Date.

Section 7.4No Material Property Event.

There shall not have occurred a Material Property Event during the Contract Period.

Section 7.5GSA Statement of Lease.

Seller shall have obtained and delivered to Purchaser the GSA Statement of Lease, in accordance with Section 6.5, which shall be in substantially the same form as Exhibit H-2 attached hereto and shall not contain any adverse statement or adverse qualification as to any matter set forth therein (other than of a de minimis nature).

Section 7.6Other Transaction Documents.

Seller shall not be in default in any material respect under the Transaction Documents.

Section 7.7Title Matters.

At the Closing, the Property shall be free and clear of all Encumbrances, other than the Permitted Encumbrances, and title to the Property shall be in the condition required under Section 3.4(c).

Section 7.8Environmental Matters.

During the Contract Period, (i) no notice of violation of any Environmental Laws with respect to the Property shall have been received by Seller or any Target Company Group Member, which violation reasonably could be expected to result in uninsured costs or liabilities to Purchaser or any Target Company Group Member in excess of $200,000 (the “Environmental Cap”), and (ii) no notice of violation of any Environmental Laws with respect to the Cira Garage shall have been received by Seller, BDN Garage Owner or any Target Company Group Member,

which violation reasonably could be expected to result in the termination of, or the offset of rent payable under, the GSA-IRS Lease.

Section 7.9Legal Matters.

(a)No Order shall exist that prohibits or restrains the consummation of the Transactions and no Proceeding shall have been commenced by any Governmental Entity (and be pending) seeking to prohibit or restrain the consummation of the Transactions; and (b) there shall not be pending or, to the Knowledge of Seller, threatened any Proceeding by any Governmental Entity (i) seeking to restrain or prohibit the consummation of any of the Transactions or seeking to obtain from any of the Target Company Group Members or Purchaser any material damages, or (ii) seeking to prohibit or limit the ownership or operation by the Target Company Group Members or Purchaser of the Property.

Section 7.10Proceedings.

All proceedings taken or required to be taken by each Seller Group Member in connection with the Transactions at or prior to the Closing shall have been taken in accordance with this Agreement.

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If any of the Closing Conditions set forth in this Section 7 have not been satisfied as of the scheduled Closing Date, then Purchaser may in its sole discretion (i) subject to the provisions of Section 10.1(d), terminate this Agreement (in which event the Deposit shall be returned to Purchaser) or (ii) waive the unsatisfied Closing Conditions and proceed with the Closing; provided, however, that Purchaser shall not have the right to terminate this Agreement under this Section 7 unless the applicable Closing Condition (other than the Closing Condition set forth in Section 7.1, as to which Seller shall not be entitled to a cure period) is not satisfied within five (5) Business Days after notice thereof from Purchaser to Seller.  Purchaser’s waiver of any unsatisfied Closing Condition shall not constitute a waiver of any kind or nature by Purchaser of (i) any other Closing Condition or (ii) any right or remedy available to Purchaser hereunder.

ARTICLE VIII
CONDITIONS TO Seller GROUP OBLIGATIONS TO CLOSE

The obligation of the Seller Parties to consummate the Transactions is subject to the satisfaction of each of the following conditions as of the Closing.  The benefits of these conditions are for the sole benefit of the Seller Parties and may be waived by Seller, on behalf of itself or any other Seller Party, in writing at any time in its sole discretion.

Section 8.1Documents to be Delivered at Closing.

The Purchase Price (as adjusted pursuant to the terms hereof) and each of the documents set forth in Section 3.3 shall have been delivered to Seller (or to the Escrow Agent, for delivery to Seller upon consummation of the Closing).

Section 8.2Representations and Warranties.

Each representation and warranty of Purchaser contained in this Agreement (a) shall have been true and correct in all material respects as of Agreement Date and (b) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except (in each case under Section 8.2(a) or (b)): (x) for such matters which, individually or in the aggregate, would not constitute or result in a Seller MAE, and (y) where any representation or warranties is qualified by a Materiality Qualification such Materiality Qualification shall be disregarded for this purpose (i.e., such Materiality Qualification shall continue to apply for all purposes other than this Section 8.2); and (z) for those representations and warranties that address matters only as of a particular date, such representations and warranties shall have been true and correct (subject to clause (x) and (y)) as of such particular date.  For the avoidance of doubt, Seller may not terminate this Agreement due to a breach of Purchaser’s representations or warranties hereunder (and the condition set forth in this Section 8.2 shall be deemed satisfied notwithstanding such breach), unless such breach would constitute or result in a Seller MAE.

Section 8.3Performance of Obligations by Purchaser.

Purchaser shall have performed or complied in all material respects with all material agreements and covenants required by each Transaction Document to be performed or complied with by it on the Closing Date.

Section 8.4Legal Matters.

(a)No Order shall exist that prohibits or restrains the consummation of the Transactions and no Proceeding shall have been commenced by any Governmental Entity (and be pending) seeking to prohibit or restrain the consummation of the Transactions; and (b) there shall not be pending or, to the Knowledge of Purchaser, threatened any Proceeding by any Governmental Entity seeking to restrain or prohibit the consummation of any of the Transactions or seeking to obtain from Seller any material damages.

Section 8.5Proceedings.

All proceedings taken or required to be taken by Purchaser in connection with the Transactions at or prior to the Closing shall have been taken in accordance with this Agreement.

*  *  *  *  *  *  *  *  *  *  *  *  *  *  *

If any of the Closing Conditions set forth in this Section 8 have not been satisfied as of the scheduled Closing Date, then, Seller may in its sole discretion (i) subject to the provisions of Section 10.1(d) and Section 10.4, terminate this Agreement; or (ii) waive the unsatisfied Closing Conditions and proceed with the Closing; provided, however, that Seller shall not have the right to terminate this Agreement under this Section 8 unless the applicable Closing Condition (other than the Closing Condition set forth in Section 8.1, as to which Purchaser shall not be entitled to a cure period) is not satisfied on or before the first to occur of (A) the Outside Time, or (B) five (5) Business Days after notice thereof from Seller to Purchaser.  Seller’s waiver of any unsatisfied Closing Condition shall not constitute a waiver of any kind or nature by Seller of (i) any other Closing Condition or (ii) any right or remedy available to Seller hereunder.

ARTICLE IX
INDEMNIFICATION; REMEDIES

Section 9.1Survival.

All representations, warranties and certifications contained in this Agreement and each certificate or other instrument delivered by any Party at the Closing, including the Seller Closing Certificate and the Purchaser Closing Certificate, shall be made as of the date or dates thereof as indicated herein and not, for certainty, any date after Closing, but shall survive the Closing until the twelve (12) month anniversary of the Closing Date, except that (a) the representations, warranties and certifications contained in Sections 4.1, 4.2, 4.6(a), 4.17, 4.19, 5.1, 5.2, 5.7 and 5.9 (and the certifications contained in the Seller Closing Certificate and the Purchaser Closing Certificate to the extent applicable to such Sections of this Agreement) shall survive the Closing until the twenty-four (24) month anniversary of the Closing Date and (b) the representations and warranties contained in Sections 4.3, 4.4 and 4.8 (and to the extent applicable to such Sections, the certifications contained in the Seller Closing Certificate) shall survive until the expiration of the applicable statute of limitations (including extensions thereof) plus 90 days.

Section 9.2Indemnification.

(a)Indemnification for Benefit of Purchaser.  Subject to the provisions of this Section 9 (including, without limitation Section 9.1 and Section 9.2(c)) from and after the Closing, Seller shall indemnify and hold Purchaser and its directors (or Persons in similar positions), officers, employees, Affiliates, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against any Damages suffered or incurred by or made against any one or more of them and that arise or result from

(i)any breach of any representation or warranty in Section 4 of this Agreement and any inaccuracy in any written certification or affidavit made by any Seller Group Member under this Agreement or required to be delivered by any Seller Group Member pursuant to this Agreement at the Closing, including the Seller Closing Certificate (including, for this purpose, the inaccuracy therein that would result from a non-disclosure of Interim Changes or a failure of a Closing Condition set forth in Section 7.3),

(ii)the breach by any Seller Party of an agreement, covenant or obligation under this Agreement to be performed or observed by it pursuant to this Agreement,

(iii)all Pre-Closing Taxes,

(iv)Pre-Closing Indebtedness,

(v)any disallowance or claim of any disallowance by any applicable Governmental Entity of the tax treatment described in Section 4.8(a), or

(vi)any Proceeding, if any, disclosed or required to be disclosed in the Disclosure Schedule,

(vii)any claim, demand or other Proceeding based on any actual or alleged (A) failure of any Target Company Group Member to comply with Law, (B) breach or violation of any Contract to which any Target Company Group Member is a party, or by which any of them or any of their asset is otherwise bound, (C) loss of life or (D) injury to body or property to the extent, in the case of this clause (vii), the underlying act or omission by one or more Target Company Group Members occurred prior to the Agreement Date, or

(viii)any known or unknown obligations of any Target Company Group Member described in clause (ii)(B) of Section 4.8(t).

For purposes of the definition of “Purchaser Indemnified Parties” under this Section 9.2(a), each Target Company Group Member shall be (and shall be deemed to be) an Affiliate of Purchaser.  At all times during the survival periods set forth in Section 9.1 and thereafter during the pendency of any claim by Purchaser against Seller under this Agreement and/or the other Transaction Documents, Seller shall maintain liquid assets (including availability under any lines of credit of Seller) in the amount of (at least) the Indemnification Cap.

(b)Indemnification for Benefit of Seller.  Subject to the provisions of this Section 9, from and after the Closing, Purchaser shall indemnify and hold Seller and its directors (or Persons in similar positions), officers, employees, Affiliates, successors and assigns (collectively, the “Seller Indemnified Parties” and, together with Purchaser Indemnified Parties, the “Indemnified Parties”) harmless from and against any Damages suffered or incurred by or made against any one or more of them and that arise or result from

(i)any breach of any representation or warranty in Section 5 of this Agreement and any inaccuracy in any written certification or affidavit made by Purchaser under this Agreement or required to be delivered by Purchaser pursuant to this Agreement at the Closing, including the Purchaser Closing Certificate (including, for this purpose, the inaccuracy therein that would result from a non-disclosure of Interim Changes or a failure of a Closing Condition set forth in Section 8.3) and

(ii)the breach by Purchaser of an agreement, covenant or obligation under this Agreement to be performed or observed by it pursuant to this Agreement.

For the purposes of this Section 9.2(b), each Target Company Group Member shall be (and shall be deemed to be) an Affiliate of Seller.

(c)Indemnification Basket; Indemnification Cap.  Anything herein to the contrary notwithstanding, but subject to Section 9.2(d): (i) Seller shall not have any obligation to any Purchaser Indemnified Party under Section 9.2(a)(i) unless and until the aggregate amount of all Damages for which all Purchaser Indemnified Parties are entitled to indemnification exceeds the Indemnification Basket Amount, in which case the Purchaser Indemnified Parties entitled to such indemnification shall be entitled to recover all such Damages, including the Indemnification Basket Amount (subject, however, to the other limitations set forth in this Section 9.2(c) and elsewhere in this Agreement); (ii) Purchaser shall have no indemnification obligation to any Seller Indemnified Party under Section 9.2(b)(i) unless and until the aggregate amount of the Damages for which the Seller Indemnified Parties are entitled to indemnification exceeds the Indemnification Basket Amount, in which case the relevant Seller Indemnified Parties entitled to such indemnification shall be entitled to recover all such Damages, including the Indemnification Basket Amount (subject, however, to the other limitations set forth in this Section 9.2(c) and elsewhere in this Agreement); (iii) the obligations of Seller pursuant to Section 9.2(a)(i) and recourse against Seller pursuant to Section 9.2(a)(i) shall be limited such that the aggregate obligations of Seller under Section 9.2(a)(i) shall not exceed in the aggregate an amount equal to the Indemnification Cap; (iv) the obligations of Purchaser pursuant to Section 9.2(b)(i) and recourse against Purchaser pursuant to Section 9.2(b)(i) shall be limited such that the aggregate obligations of Purchaser under Section 9.2(b)(i) shall not exceed in the aggregate an amount equal to the Indemnification Cap.

(d)Carve-Outs to Application of Indemnification Basket and Indemnification Cap.  Anything in this Section 9 to the contrary notwithstanding, the Indemnification Basket Amount and the Indemnification Cap shall not apply to, and shall not restrict the obligation of Seller or Purchaser, as the case may be and as applicable, to indemnify against Damages attributable to, (i) breaches of the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.8, 4.14, 4.16, 4.17, 4.19, 5.1, 5.2, 5.7 and 5.9 and (ii) the Seller Closing Certificate or the Purchaser Closing Certificate to the extent applicable to the representations and warranties referenced in the immediately preceding clause (i) (collectively, the “Exempted Representations”) or (iii) fraud or any intentional breach of any representation, warranty or certification.

(e)Indemnification Limitations Based on Recorded Documents, Etc.  Notwithstanding any provision to the contrary contained in this Section 9 or elsewhere in any Transaction Document, in no event shall Seller be obligated to indemnify any Purchaser Indemnified Party from and against, and Seller shall have no liability or obligation to any Purchaser Indemnified Party for, any Damages  pursuant to Section 9.2(a)(i) for any matters that are disclosed in any Recorded Document, Environmental Report, Title Evidence or Survey Evidence that was Made Available to Purchaser by the Seller Parties prior to the Closing Date or for any other matter which, to the Knowledge of Purchaser at or prior to Closing, pursuant to documents or other information Made Available to Purchaser, would constitute a breach of Seller’s representations and warranties in Section 4 of this Agreement; provided that the provisions of this Section 9.2(e) shall not apply with respect to any breach of any of the Exempted Representations or any breach that constitutes or results in a Purchaser MAE.

(f)Limitation on Timing to Make Certain Indemnification Claims.  Anything in this Agreement to the contrary notwithstanding, no Indemnifying Party shall have any obligation to any Indemnified Party pursuant to Section 9.2(a)(i), Section 9.2(a)(ii), Section 9.2(b)(i) or Section 9.2(b)(ii) with respect to any representation, warranty or certification unless the Indemnified Party notifies the Indemnifying Party of its claim for indemnification under Section 9.2(a)(i) or Section 9.2(b)(i), as the case may be, prior to the expiration of the applicable survival period corresponding to such representation, warranty or certification and such notice contains a reasonably detailed description of the nature of the breach of such representation or warranty or certification (it being understood and agreed that the Parties’ respective indemnification obligations under Section 9.2(a)(i) and Section 9.2(b)(i) shall survive the Closing, subject to the limitation set forth in Section 9.1).

(g)Net of Insurance Recoveries.  Any calculation of Damages for purposes of this Section 9 shall be net of any insurance recovery actually received on account of such issue by any relevant Indemnified Party (whether paid directly to such Indemnified Party or assigned by the relevant Indemnifying Party to such Indemnified Party) from any source other than any title insurance or similar type product (collectively “Title Insurance”); and the Parties each agree to use commercially reasonable efforts to maximize any available insurance recovery.  Anything in this Agreement to the contrary notwithstanding, it is the intention of the Parties that no insurer or any other third party shall be (y) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (z) relieved of the responsibility to pay any claims for which it is obligated.

(h)Procedures Relative to Third-Party Indemnification Claims.  Upon receipt by any Indemnified Party of written notice from any third party of any Proceeding initiated by such third party against such Indemnified Party that will or may give rise to a claim for Damages for which such Indemnified Party has a right to be indemnified or held harmless under this Section 9 (each a “Third Party Indemnifiable Claim”), such Indemnified Party shall as promptly as practicable give written notice thereof to Purchaser or Seller (as applicable, the “Indemnifying Party”), if indemnification shall be sought therefrom, indicating the nature of such Third Party Indemnifiable Claim and the basis therefor; provided, that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.  The Indemnifying Party shall have the right, at its option and expense (and by its own counsel), to assume the defense of any Third Party Indemnifiable Claim as to which the Indemnifying Party shall have acknowledged its obligation to indemnify the Indemnified Party.  If any Indemnifying Party shall undertake to compromise or defend any Third Party Indemnifiable Claim, it shall promptly notify the Indemnified Party in writing of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such Third Party Indemnifiable Claim; provided that the Indemnifying Party shall not settle any such asserted Third Party Indemnifiable Claim without the written consent of the Indemnified Party (which consent will not be unreasonably withheld, delayed or conditioned).  Notwithstanding any such election to assume the defense of any Third Party Indemnifiable Claim, such Indemnified Party shall have the right to employ separate counsel and to participate in the defense of Third Party Indemnifiable Claim, and such Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel (and shall pay such fees, costs and expenses at least quarterly), if (i) the Indemnifying Party shall not have employed counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party within a reasonable time after notice of the institution of such action or proceeding, (ii) the Indemnifying Party shall authorize such Indemnified Party to employ separate counsel at the Indemnifying Party’s expense, or (iii) the Indemnified Party reasonably determines that there is a conflict necessitating separate counsel for the Indemnified Party.  In any event, the Indemnified Party and its counsel shall cooperate with the Indemnifying Party and its counsel and shall not assert any position in any proceeding inconsistent with that asserted by the Indemnifying Party.

Section 9.3Sole and Exclusive Remedy Post Closing.

The Parties hereby acknowledge and agree that after the Closing this Section 9 constitutes each Indemnified Party’s sole and exclusive remedy for any and all Damages or other claims relating to or arising from the Transaction Documents, and the transactions contemplated thereby; provided that nothing set forth herein shall be deemed to limit any Person’s rights or remedies in the event that a Party has committed fraud in connection herewith.  No Indemnified Party may avoid such limitation by seeking Damages for breach of contract, tort or pursuant to any other theory other than fraud.

Section 9.4No Other Representations or Warranties.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, THE PARTIES DISCLAIM ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE PARTIES, AND THE RELEVANT ASSETS, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL OR ENVIRONMENTAL CONDITION OF THE PROPERTY, AND MAKE NO WARRANTY OF MERCHANTABILITY OR FITNESS OF ANY OF THE PROPERTY FOR ANY PARTICULAR PURPOSE, EXPRESS OR IMPLIED.  Other than the representations and warranties set forth in this Agreement or any other Transaction Document, the purchase and sale of the Purchased Shares, and indirectly thereby, of the Target Company Group, shall occur and the implicit, beneficial interest in the Property shall be transferred in an “AS IS, WHERE IS AND WITH ALL FAULTS” (subject, however, to Section 7.4 hereof).  To the extent required to be operative, the disclaimers of warranties contained herein are “conspicuous” disclaimers for purposes of any applicable Law or Order.

Section 9.5Specific Performance and Injunctive Relief.

The Seller Parties’ obligations under this Agreement are unique.  If a Seller Party should breach its covenants, agreements or obligations under this Agreement, it may be extremely impracticable to measure the resulting damages.  Accordingly, Purchaser, in addition to any other available rights or remedies, may sue in equity for specific performance and/or injunctive relief, and each Seller Party expressly waives the defense that a remedy in damages will be adequate and each other similar defense.

ARTICLE X
TERMINATION

Section 10.1Right to Terminate.

Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated and the Transactions contemplated herein abandoned at any time prior to the Closing:

(a)by mutual written consent of Purchaser and Seller;

(b)by Purchaser, if any of the Closing Conditions set forth in Section 7 shall have become incapable of fulfillment (including by reason of any Interim Change whether or not disclosed in the Seller Closing Certificate) and shall not have been waived by Purchaser, provided that the right of Purchaser to terminate this Agreement under this Section 10.1(b) shall not be available to Purchaser if its breach of its obligations under this Agreement has been the primary cause of the impossibility of fulfillment of such condition;

(c)by Seller, if any of the Closing Conditions set forth in Section 8 shall have become incapable of fulfillment (including by reason of any Interim Change whether or not disclosed in the Purchaser Closing Certificate) and shall not have been waived by the Seller Parties provided that the right of Seller to terminate this Agreement under this Section 10.1(c) shall not be available to Seller if: a breach by any of the Seller Group Member of its (or their) obligations under this Agreement has been the cause of the impossibility of fulfillment of such condition; or

(d)by Seller, if the Transactions have not been consummated by 11:59 p.m. on January 29, 2016 (subject to extension as provided below, the “Outside Time”) (with time being of the essence with respect thereto); provided that (i) if the Closing Date is extended by Purchaser in accordance with Section 3.1, then the Outside Time shall be likewise extended to 11:59 p.m. on February 19, 2016 (with time being of the essence with respect thereto), and (ii) the right of Seller to terminate this Agreement under this Section 10.1(d) shall not be available to Seller if a breach by any of the Seller Group Member of its (or their) obligations under this Agreement has been the cause of the failure of the satisfaction of the Closing Conditions by the Outside Time;

(e)by Purchaser or Seller, if a Governmental Entity issues an Order permanently restraining, enjoining or otherwise prohibiting any of the Transactions; or

(f)by Purchaser, if a Material Property Event occurs during the Closing Period.

Section 10.2Regarding Interim Changes.

For the avoidance of doubt, (i) (A) a Seller Group Closing Certificate that discloses any Interim Change that indicates or constitutes a failure of a Closing Condition set forth in any of Section 7 shall not constitute a waiver of any such failure of any such Closing Condition, and (B) Purchaser shall have no obligation to consummate any of the Transactions because of such failure of such Closing Condition and may terminate this Agreement as provided in this Section 10 unless Purchaser shall have expressly waived any such failure of such Closing Condition, and (ii) (A) a Purchaser Closing Certificate that discloses any Interim Change that indicates or constitutes a failure of a Closing Condition set forth in any of Section 8 shall not constitute a waiver of any such failure of any such Closing Condition, and (B) the Seller Parties shall have no obligation to consummate any of the Transactions because of such failure of condition and may terminate this Agreement as provided in Section 8 (subject to Section 10.4) unless Seller shall have expressly waived any such failure of such Closing Condition.

Section 10.3Effect of Termination.

(a)Each Party’s right of termination under Section 10.1 is in addition to any other rights it may have (i) under this Agreement, including pursuant to Section 9.5 and Section 10.3(c) or (ii) otherwise at Law or in equity in respect of a breach described in clause (y) or clause (z) of Section 10.3(b) and the exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 10.1, written notice thereof must be given by the terminating Party to the other Parties specifying the provision of Section 10.1 pursuant to which such termination is made, and this Agreement will terminate provided that the provisions of Section 9, this Section 10 and Section 11 shall survive any termination of this Agreement.

(b)If this Agreement is terminated for any reason other than (y) on account of a breach by a Party of any representation or warranty of such Party in any material respect under this Agreement or (z) on account of the failure by a Party to perform and comply in all material respects with the material obligations of such Party under this Agreement, then:  (i) neither Party shall have any obligation to make a payment or reimbursement to the other Party or its Affiliates based on this Agreement; and (ii) the rights of Purchaser and its Affiliates in and to the Property and the Target Company shall terminate fully.  The foregoing exclusion in each of clauses (y) and (z) of this Section 10.3(b) is solely for the reimbursement payment and liquidated damage provided for in Section 10.3(c) and Section 10.3(d) and, apart from such reimbursement payment and liquidated damage, such exclusion has no other purpose.

(c)If this Agreement is terminated as described in clause (y) and (z) of Section 10.3(b) due to a breach or default by Seller, then as the sole and exclusive damage remedy of Purchaser Group for such breach or default and the termination of this Agreement Seller shall reimburse Purchaser an amount (not to exceed $500,000 unless Seller willfully defaults hereunder by selling (directly or indirectly) the Property or the Purchased Shares, in which case no cap shall apply) on account of, and equal to, the aggregate reasonable out-of-pocket costs and expenses incurred by Purchaser in connection with the pursuit of acquiring the Target Company.  Any such reimbursement, if payable, shall be paid by Seller to Purchaser by wire transfer of immediately available funds to an account designated by Purchaser within 10 calendar days after Seller’s receipt of documentation from Purchaser supporting the same.  For the avoidance of doubt and notwithstanding anything to the contrary contained herein, if Purchaser does not have the right, pursuant to the terms hereof, to terminate this Agreement by reason of a breach or default by Seller, Seller shall nevertheless be responsible for the payment to Purchaser of any and all Damages incurred by Purchaser by reason of such breach or default, subject to the applicable limitation in Article 9 hereof.

(d)If this Agreement is terminated as described in clause (y) and (z) of Section 10.3(b) due to a breach or default by Purchaser, then the entire Deposit shall be immediately paid by Escrow Agent (if previously deposited with Escrow Agent) or by Purchaser (if and to the extent not previously deposited with Escrow Agent) to Seller, as liquidated damages and as Seller’s sole and exclusive damage remedy for such breach or default and the termination of this Agreement.  The Parties acknowledge and agree that the amount of Seller’s actual damages arising from such a default by Purchaser and the termination of this Agreement are presently, and at the time of such a default would be, impossible or extremely difficult to ascertain with certainty, and that the amount of the Deposit is a fair and reasonable estimate of the amount of such damages.  For the avoidance of doubt, this Section 10.3(d) shall be subject to Purchaser’s rights described in Section 10.4 below.

________________________________________
Agreed By SellerAgreed by Purchaser

Section 10.4Purchaser’s Special Cure Rights.

Notwithstanding anything herein to the contrary contained in this Agreement (including, without limitation, Article VIII and Section 10.3(d)), Seller shall not have the right to receive the Deposit as liquidated damages pursuant to Section 10.3 upon termination of this Agreement by Seller on account of any breach by Purchaser of any material representation or warranty of Purchaser under this Agreement (a “Purchaser Breach”) unless (i) such Purchaser Breach results in the failure to satisfy the condition in Section 8.1 or the condition in Section 8.2, and (ii) Purchaser fails to cure such Purchaser Breach in accordance with this Section 10.4.  In order to cure a Purchaser Breach pursuant to this Section 10.4, not later than the Outside Time Purchaser must (a) satisfy all of its Closing Conditions, other than the Closing Condition to which such Purchaser Breach relates, set forth in Article VIII above and (b) tender full performance under Section 3.3, including payment of the Purchase Price to Seller.  If Seller does not accept Purchaser’s tender of performance under Section 3.3 then Seller shall not be entitled to the Deposit as liquidated damages under Section 10.3, but in such case Seller shall have all other rights and remedies available at law or in equity on account of the Purchaser Breach.  If the Purchaser Breach constitutes or results in a Seller MAE, then Seller’s acceptance of Purchaser’s cure under this Section 10.4 shall not constitute a waiver of any rights or remedies available to Seller at law or in equity as a consequence of the Purchaser Breach (but not any damages other than Seller’s actual damages), other than the right to receive the Deposit as liquidated damages.

ARTICLE XI
OTHER PROVISIONS

Section 11.1Entire Agreement.

This Agreement, together with the exhibits, schedules and certificates or other instruments executed and delivered pursuant to this Agreement, constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior understandings of the Parties.

Section 11.2Governing Law.

(a)This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to principles of conflicts of law.

(b)Each Party hereby irrevocably submits to the exclusive jurisdiction of the state courts of the Commonwealth of Pennsylvania and any United States District Court located in the Commonwealth of Pennsylvania and in the City of Philadelphia (“Agreed to Court”) for the sole purpose of any Proceeding between any two or more Parties relating to in whole or in part this Agreement.  Each Party hereby agrees not to commence any Proceeding relating to this Agreement other than before an Agreed to Court except to the extent otherwise set forth in this Section 11.2.

(c)Each Party hereby waives to the extent not prohibited by applicable Law, and agrees not to assert by way of defense or otherwise in any Proceeding relating to this Agreement, any Procedural Claim.  “Procedural Claim” means a claim that (i) such Party is not subject personally to the jurisdiction of the Agreed to Courts, (ii) such Party’s property is exempt or immune from attachment or execution, (iii) any such Proceeding brought in an Agreed to Court should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than an Agreed to Court, or should be stayed by reason of the pendency of some other Proceeding in any court other than an Agreed to Court, or (iv) this Agreement or the subject matter hereof may not be enforced in or by an Agreed to Court.

(d)EACH PARTY HEREBY WAIVES TRIAL BY JURY WITH RESPECT TO ANY MATTER RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.  This Section 11.2(d) shall survive the Closing or earlier termination of this Agreement.

Section 11.3Press Release and Announcements.

No Party, nor their representatives, will make any public media disclosure or press release regarding the Transactions contemplated by this Agreement without the consent of the other Party, except as required by Law or as otherwise expressly as provided herein. Without limiting the generality of the foregoing, any press release or other public media disclosure regarding this Agreement or the Transactions contemplated herein, and the wording of same, must be approved in advance by both Parties; provided, however, each Party shall have the right without any other Party’s consent, to include general information related to the Transactions in: (a) (i) press releases issued between the Agreement Date and the Closing Date in the form attached hereto as Exhibit S; and (ii) other disclosures required to be made by the disclosing Party between the Agreement Date and the Closing Date by applicable laws, regulations or any requirements of (x) the Securities and Exchange Commission or other applicable regulatory body or (y) courts of competent jurisdiction; and (b) (ii) press releases issued from and after the Closing in form and substance mutually acceptable to the Parties, which form of press release shall be prepared by the Parties during the Contract Period.  The provisions of this Section will survive Closing or, if the Transactions are not consummated, shall survive any termination of this Agreement. whether before, on and after Closing,

Section 11.4Expenses.

Except as otherwise provided in this Agreement, each Party shall bear its own expenses incurred or to be incurred in connection with the execution and delivery of the Transaction Documents and the consummation of the Transactions.

Section 11.5Disclosure Schedule.

Any matter required to be disclosed in the Disclosure Schedule shall be disclosed in a section of Disclosure Schedule corresponding to the representation or warranty corresponding to such matter; it being acknowledged and agreed any disclosure made in any section of Disclosure Schedule shall be deemed to have been disclosed in any other section of the Disclosure Schedule.

Section 11.6Amendments; Waivers.

No supplement, modification or amendment of this Agreement will be binding unless executed in writing by each Party.  No waiver of any provision of this Agreement will be deemed to be or will constitute a continuing waiver.  No waiver will be binding unless executed in writing by the Party making the waiver.

Section 11.7Assignment.

Prior to consummation of the Closing, the rights and obligations of the Seller Parties under this Agreement may not be assigned without the prior written consent of Purchaser, and any purported assignment shall be void.  Purchaser may, without the consent of the Seller Parties, from time to time assign its rights and/or obligations under this Agreement so long as Fund Manager is, or is any Affiliate controlled by, Purchaser Parent. For the purpose of this Section 11.7, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

Section 11.8Severability.

If any provision of this Agreement or the application of any provision of this Agreement to any Party or circumstance is, to any extent, invalid or unenforceable, the application of the remainder of such provision to such Party or circumstance, the application of such provision to other Persons or circumstances, and the application of the remainder of this Agreement will not be affected thereby.  To the extent any provision of this Agreement is enforceable in part but not in whole, such provision shall be enforced to the maximum extent permitted by applicable Law.

Section 11.9Notices.

All notices and other communications required or permitted under this Agreement (“Notices”) must be in writing.  A Notice will be deemed to have been duly given (a) when delivered in person, (b) one (1) Business Day after being sent by a reliable overnight courier service, such as Federal Express with next Business Day delivery specified and signed for, or (c) upon electronically confirmed receipt of e-mail Notices (provided that e-mail Notices that are not received before 5:00 p.m. Eastern time on a Business Day shall be deemed effective on the next following Business Day).  Notwithstanding the foregoing or Schedule 11.9, any Notice received by Seller prior to the Closing shall be deemed to have been received by the Target Company prior to the Closing.  Any Party may change their address for the purposes of this Section 11.9 by giving notice as provided in this Agreement.  If any notice is properly addressed but returned or refused for any reason, then such notice shall be deemed to be effective notice and to be given on the date of attempted delivery.  Notices may be given by counsel for each party and each such notice so given by counsel shall have the same force and effect as if sent by such party.

Section 11.10Third Party Beneficiaries.

Except as set forth in Section 9 and Section 11.14, the provisions of this Agreement are for the sole benefit of the Parties, and do not create any third party beneficiary rights in any other Person.  In its sole discretion from time to time (i) Purchaser may elect to enforce the rights under Section 9 of any one or more Purchaser Indemnified Parties and (ii) Seller may elect to enforce the rights under Section 9 of any one or more Seller Indemnified Parties.  Such sole discretion includes the right to (a) discontinue any enforcement regardless of the status of any Proceeding and/or (b) waive or release any rights hereunder.  Except to the extent expressly provided in such release or waiver, a waiving or releasing Party cannot thereafter exercise any corresponding rights on behalf of any other Purchaser Indemnified Party or Seller Indemnified Party, as applicable, with respect to the matters it waived or released.

Section 11.11Successors and Assigns.

This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective Successors.  “Successors” means their representatives, estates, heirs, devisees, legatees, distributees, successors and, with respect to Purchaser, permitted assigns.

Section 11.12Rights and Remedies; No Special Damages.

Except to the extent provided in this Agreement, all rights and remedies of any Party shall be independent and cumulative and may be exercised concurrently or separately.  The exercise of any one right or remedy shall not constitute an election of such right or remedy or preclude or waive the exercise of any other right or remedy.  Anything in this Agreement to the contrary notwithstanding, no Party shall be liable to any other Party in connection with this Agreement or the Transactions for any indirect, consequential, special, incidental or punitive damages; provided, that the foregoing exclusion shall not include direct damages of any.

Section 11.13Counterparts.

This Agreement may be executed in two or more counterparts.  Counterpart signature pages may be delivered by fax and/or .pdf format.  Each counterpart will be deemed an original.  All counterparts will constitute one and the same instrument.

Section 11.14Exculpation For Liability.

(a)Except as expressly set forth in any Transaction Document, no Associated Person shall have any personal liability or other liability to any Party relative to or in connection with any Transaction Document or the Transactions.

(b)Notwithstanding any provisions of this Agreement to the contrary, from and after the payment of the Deposit to Escrow Agent in accordance with Section 2.2, the total liabilities and obligations of Purchaser arising in connection with or out of this Agreement shall be limited to the collective investment assets of the Fund pursuant to the Financial Investment Services and Capital Markets Act of Korea (which, for the avoidance of doubt, will be deemed from and after Closing to include the direct and indirect interests of Purchaser and the Fund in the Property and their direct and indirect Equity Interests in the Target Company Group Members).

Section 11.15Attorney’s Fees – Contract Period.

In the event that during the Contract Period or any time after this Agreement is terminated litigation is commenced by either Party concerning the performance, meaning or interpretation of any provision of this Agreement, the prevailing Party in such litigation shall be awarded any and all reasonable costs and expenses incurred by the prevailing Party in enforcing, defending or establishing its rights hereunder, including, court costs and expert witnesses’ and attorneys’ fees.  In addition to the foregoing award of costs and fees, the prevailing Party shall also be entitled to recover its court costs and expert witnesses’ and attorneys’ fees incurred in any post judgment proceedings to collect or enforce any judgment.  This provision is separate and several and shall survive the merger of this Agreement into any judgment on this Agreement.  For the avoidance of doubt, the Parties acknowledge that the provisions of Section 9 cover disputes and associated costs, expenses and fees during any period after the Closing.

Section 11.16Construction.

(a)Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to any gender include the other genders, (iii) the words “include”, “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the term “or” has the inclusive meaning represented by the phrase “and/or”, (v) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement,  (vi) the terms “day” and “days” mean and refer to calendar day(s), and (vii) if the required date of any action to be taken by a Party pursuant to this Agreement falls on a day, other than a Business Day, such action shall be required to be taken on the first Business Day following such date.

(b)Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, (ii) a particular

Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time, and (iii) a specific section of a Law shall be deemed to refer also to the corresponding provision(s) of succeeding Law.  All section and exhibit references herein are to sections and exhibits of this Agreement, unless otherwise specified.  The headings contained in this Agreement are included for purposes of convenience only, and do not affect the meaning or interpretation of this Agreement.

Section 11.17Jointly Prepared.

The Parties agree that for all purposes of this Agreement they shall be deemed to have participated jointly in the negotiation and drafting of this Agreement.  If any ambiguity or question of intent or interpretation arises, then (a) this Agreement shall be construed as if drafted jointly by the Parties and (b) no provision shall be construed more severely against any Party.  Without limiting the generality of the preceding sentence, no presumption or burden of proof shall arise or apply favoring or disfavoring any Party by virtue of the authorship of any one or more provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned Parties have executed this Purchase and Sale Agreement as of the Agreement Date written above.

SELLER:

BRANDYWINE OPERATING PARTNERSHIP, L.P.,  a Delaware limited partnership

By	Brandywine Realty Trust, a Maryland real estate investment trust, its general partner

By:
Name:
Title:

BDN INVESTMENT TRUST,
a Maryland real estate investment trust

By:
Name:
Title:

KIM TOPCO INC., a Delaware corporation

By:
Name:
Title:

Signature Page to Purchase and Sale Agreement

719028938

EXHIBIT A

DEFINITIONS

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls such Person, and (b) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person.  For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Purchase and Sale Agreement.

“Associated Person” means (i) any current or future direct or indirect Equityholder of Seller or Purchaser, (ii) any current or future Affiliate of Purchaser or Seller, other than any Target Company Group Member, and (iii) any current or future advisor, trustee, director, officer, employee, beneficiary, participant, representative or agent of any of the Persons referenced in the immediately preceding clauses (i) and (ii); provided that, for purposes of Section 6.1 and Section 10.3(b), no Person shall constitute an Associated Person of Purchaser or Seller, as the case may be, unless Purchaser or Seller, as applicable, controls such Person or such Person is subject to the direction or authority of Purchaser or Seller or one of its Affiliates by virtue of an employment or consultancy relationship.

“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following events:  (i) the making by it of an assignment for the benefit of its creditors, (ii) the filing by it of a voluntary petition in bankruptcy, (iii) an adjudication that it is bankrupt or insolvent unless such adjudication is stayed or dismissed within sixty (60) days, or the entry against it of an order for relief in any bankruptcy or insolvency proceeding unless such order is stayed or dismissed within ninety (90) days, (iv) the filing by it of a petition or an answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (v) the filing by it of an answer or other pleading admitting or failing to contest the material allegations of the petition filed against it in any proceeding of the nature described in the preceding clause (iv), (vi) its seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator of it or of all or any substantial part of its properties, or (vii) ninety (90) days after the commencement of any proceeding against it seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, if the proceeding has not been stayed or dismissed, or if within ninety (90) days after the appointment without its consent or acquiescence of a trustee, receiver or liquidator of it or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated.

“BDN Garage Owner” means Brandywine Cira Garage I LP, a Delaware limited partnership and the owner of the Cira Garage.

“BDN Property Management Agreement” means a Property Management Agreement for the Property to be entered into at Closing in accordance with Section 6.4.

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“Business Day” means any day other than a Saturday, Sunday or any day on which banks are not open for business in the Commonwealth of Pennsylvania or the City of New York.

“Cira Garage” means the multi-level parking structure located at 2930 Chestnut Street, Philadelphia, Pennsylvania known as the “Garage at Cira Centre South”.

“Cira License Agreement” means the License Agreement attached hereto as Exhibit M, to be executed and delivered by Seller and the Purchaser at Closing, pursuant to which Seller grants to Purchaser the limited right and license to use the name “Cira” and related names and marks solely in connection with the use and operation of the Property from the Closing until the expiration or earlier termination of the BDN Property Management Agreement.

“Closing Conditions” means the provisions of this Agreement set forth in Section 7 and Section 8.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any consent, approval, authorization, qualification, waiver, registration or notification which is required to be obtained from, filed with or delivered to any Person in connection with the consummation of the Transactions.

“Contracts” means all contracts, agreements and other binding arrangements of any kind or nature.

“Contract Period” or “Closing Period” means the period commencing on the Agreement Date and ending at the Closing or the earlier termination of this Agreement.

“CTL Garage Loan” means the first mortgage financing incurred by the BDN Garage Owner in the original principal amount of $46,800,000 to fund the construction, leasing and ownership of the Cira Garage pursuant to that certain Loan Agreement by and between the BDN Garage Owner, as borrower, and GSA-IRS Lease Trust (as successor to GSA-IRS Funding Group, LLC), as lender, dated as of June 29, 2009.

“Damages” means any and all actual losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including any Proceeding brought by any Governmental Entity or other Person), including Taxes, reasonable attorneys’, experts’ and consultants’ fees and costs of investigation or defense, but excluding in each case any indirect, consequential, special, incidental and punitive damages; provided, that the foregoing exclusion shall not include direct damages of any kind.

“Embargoed Person” means any Person or government subject to trade restrictions under U.S. Law, including, without limitation, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., the Trading with the Enemy Act, 50 U.S.C. §1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that any investment in any Seller Group Member or Purchaser, as the case may be, is prohibited by Law or any Seller Group Member or Purchaser, as the case may be, is in violation of Law.

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“Encumbrance” means any mortgage, pledge, security interest, lien, limitation, restriction, assessment, encroachment, right of way, easement, defect in title or charge or other encumbrance of any kind, including, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction, and including any lien or charge arising by statute or other Laws that secures the payment of a debt (including any Tax or Indebtedness) or the performance of an obligation.

“Environmental Laws” means all Laws (a) related to Releases or threatened Releases of any Hazardous Materials in the indoor or outdoor environment, (b) governing the use, generation, treatment, storage, disposal, transport, or handling of Hazardous Materials or (c) related to pollution, the protection of the environment, human health or natural resources.  Such Environmental Laws shall include, but are not limited to, the Resource Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Clean Water Act, the Clean Air Act, the Safe Drinking Water Act, and the Emergency Planning and Community Right-to-Know Act, and their respective state, local or foreign analogs.

“Environmental Reports” means, collectively, the Environmental Assessments and any updates to the Environmental Assessments or additional environmental assessments obtained by Purchaser in the course of performing due diligence on the Property.

“Equityholder” means, with respect to any Person (other than an individual), another Person that holds an Equity Interest in such Person.

“Equity Interest” means with respect to any Person (other than an individual), any and all partnership interests, membership interests, shares, stock equity interest and other equity securities (as such term is most broadly defined) authorized, granted, issued or issuable by or in such Person, including, (a) any option, warrants, rights, debt security or agreement exercisable for or convertible into or otherwise transferrable for any of the foregoing and (b) any profits interests in such Person.

“E-Room” means the shared access electronic data sites maintained by Eastdil Secured for this transaction, which can be accessed at the following Uniform Resource Locator (URL): [removed].

“Existing CTL Financing” means the first mortgage financing secured by the Property and incurred by the Property Owner Subsidiary in the original principal amount of $209,700,000 to fund the ownership, redevelopment and construction and leasing of the Property pursuant to the Existing CTL Financing Loan Agreement.

“Existing CTL Financing Documents” means collectively the Existing CTL Loan Agreement and other Contracts and documents that evidence, secure or otherwise memorialize the Existing CTL Financing, including all instruments, security documents and other ancillary documents related thereto.

“Existing CTL Financing Lender” means the lender party to the Existing CTL Financing Documents.

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“Existing CTL Loan Agreement” means that certain Loan Agreement by and between the Property Owner Subsidiary, as borrower, and GSA-IRS Lease Trust (as successor to GSA IRS Funding Group, LLC), as lender, dated as of June 29, 2009, as the same may have been modified through the Agreement Date.

“GAAP” means generally accepted United States accounting principles and practices recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods so as to properly reflect the financial position, the result of operations and operating cash flow on a consolidated basis of the party, except that any accounting principle or practice required to be changed by the Accounting Principles Board or Financial Accounting Standards Board (or other board or committee) in order to continue as generally accepted accounting principles or practice may be so changed.

“General Enforceability Exceptions” means applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ right and general principals of equity.

“Governmental Entity” means the United States of America, the state, the county, and city where the Property is located, anybody entitled to exercise any administrative, executive or regulatory power in relation thereto, any federal, state, county, local or municipal government or administrative agency or political subdivision thereof, any governmental agency, authority, board, bureau, commission, department or instrumentality, any court or administrative tribunal, any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction, any arbitration tribunal or other non-governmental authority with applicable jurisdiction, and any other domestic, international, foreign, national, multinational, territorial, regional, state or local governmental authority, quasi-governmental authority, instrumentality, court, commission, arbitrator or tribunal or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“GSA-IRS Parking Area Lease” means that certain Amended and Restated IRS Parking Area Master Lease to be entered into by and between the BDN Garage Owner, as Landlord, and Master Tenant, as Tenant,, pursuant to which the BDN Garage Owner has leased to Master Tenant, for a lease term that is co-terminous with the GSA-IRS Lease, a designated area of the Garage at Cira Centre South to accommodate 1,200 parking spaces available exclusively for possession, use and occupancy by the tenant under the GSA-IRS Lease.  The GSA-IRS Parking Area Lease shall be substantially in the form of Exhibit N attached hereto or as otherwise agreed by Seller and Purchaser, provided that neither Party will unreasonably withhold, delay or condition its consent or approval of any modifications to Exhibit N attached hereto which is reasonably requested by the other Party.

“GSA-IRS Rent Allocation Agreement” means the GSA Rent Allocation, Payment and Collateral Agency Agreement, dated as of August 26, 2010, among the Property Owner Subsidiary, BDN Garage Owner, the Master Tenant, GSA-IRS Lease Trust and The Bank of New York Mellon.

Exhibit A – Page 4

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“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or otherwise supporting in whole or in part the payment of any Indebtedness or other obligation of any other Person.  Without limiting the generality of the foregoing, a Guarantee includes any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (including any arising by agreement to keep‑well, to purchase assets, goods, securities or services or to take‑or‑pay) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligations of the payment of such Indebtedness or other obligation or to protect such obligee against loss in respect thereof (in whole or in part).  The term “Guarantee” and similar terms used as verb has a correlative meaning.

“Hazardous Materials” means: (a) any liquid, gaseous or solid material, substance or waste that (i) requires removal, remediation or reporting under any Environmental Law, or is listed, classified or regulated as a “hazardous waste” or “hazardous substance” (or any other similar term) pursuant to any Environmental Law or (ii) is regulated under Environmental Laws as being toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous; and (b) any petroleum product or by-product, petroleum-derived substances, asbestos, polychlorinated biphenyls, mold, fungi, bacteria, toxic growth or urea formaldehyde.

“Indemnification Basket Amount” means $100,000.

“Indemnification Cap” means $12,500,000.00.

“Indebtedness” of any Person means:  (a) any liability of such Person (i) for borrowed money (including the current portion thereof), (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or similar facility, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) for the payment of money under any lease that is required to be classified as capitalized lease obligations in accordance with GAAP, (v) for all or any part of the deferred purchase price for assets, or services or the undertaking of contractual prohibitions, (vi) for any bank overdraft, negative cash bank balance or similar liability or (vii) under interest rate swap, hedging or similar agreements; (b) any liability of others described in the preceding clause (a) that such Person has Guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person and (c) any amount owed by the Target Company to any of its direct or indirect Equityholder.  Indebtedness includes accrued interest and prepayment premiums or penalties.

“Interim Changes” means changes that have occurred between the Agreement Date and the Closing the existence of which result in a failure of the satisfaction of one or more of the Closing Conditions other than the Closing Conditions set forth in Section 7.1 and Section 8.1.

“IRS” means the Internal Revenue Service.

Exhibit A – Page 5

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“Key Closing Deliverable” means the following: (i) the BDN Property Management Agreement, (ii) the GSA-IRS Parking Area Lease, and (iii) the Amended and Restated GSA-IRS Rent Allocation Agreement.

“Knowledge of Seller” (or words of similar import) means the current actual knowledge of Thomas Wirth, Jean Sitler, Ron Pluto or Brad Molotsky.

“Knowledge of Purchaser” (or words of similar import) means the current actual knowledge of Chris Lee or John Lee.

“Law” means any law, common law, statute (including those relating to zoning, land use, handicap accessibility and similar laws and regulations), ordinance, regulation, rule, directive, permit, license, certificate, judgment, order, award, decree or other decision or requirement of any Governmental Entity.

“Made Available” means, with respect to any document, that a hard copy, digital or electronic copy was delivered to Purchaser or any one or more of its Associated Persons with material involvement in the Transactions.  Documents and other information posted by Seller in the E-room (provided such documents and other information remain in the E-room as of the Agreement Date) shall be deemed to have been Made Available to Purchaser in accordance with this Agreement.

“MAE Threshold” means Five Million Dollars ($5,000,000.00).

“Material Property Event” means that: (a) a casualty shall have damaged or destroyed the Property or portions thereof, or a condemnation or similar proceeding shall have been instituted against the Property or portions thereof (or a deed in lieu thereof shall have been delivered), for which the aggregate estimated cost to repair or restore the Property or applicable portions thereof (in the case of a casualty) or the aggregate estimated diminution in value of the Property (in the case of a condemnation or similar proceeding), as reasonably determined by the Parties, shall (i) equal or exceed $7,000,000 (whether or not insured) or $1,700,000 of uninsured costs, (ii) result in a material impairment of the use and occupancy of the Property that: (x) continues (or would reasonably be expected to continue) for a period of more than 90 days and (y) permits (or would permit, as the case may be) the GSA-IRS to terminate the GSA-IRS Lease pursuant to the terms thereof; or (iii) otherwise permit the GSA-IRS to terminate the GSA-IRS Lease pursuant to the terms thereof; provided, that if the Parties are unable to agree on the estimated cost to repair or restore the Property or the diminution in value of the Property within three (3) Business Days after the Parties are all notified of the applicable occurrence, then, (1) the Seller Parties shall promptly select an independent, third-party engineer (in the case of a casualty) or M.A.I. appraiser (in the case of a condemnation or similar proceeding), which shall be reasonably acceptable to Purchaser, (2) Seller and Purchaser shall instruct such engineer or appraiser to use commercially reasonable efforts to deliver to the Parties an estimate of the cost to repair or restore the Property or the diminution of value of the Property, as applicable, as soon as practicable but not later than ten (10) Business Days after the commencement of such engineer’s or appraiser’s engagement, (3) the Parties shall rely upon such estimate for purposes of this Agreement, and (4) Seller and Purchaser shall share equally in the cost and expense of such engineer or appraiser; or (b) a casualty, condemnation or similar proceeding or other event shall

Exhibit A – Page 6

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have occurred at the Cira Garage Property that will or is likely to result in a breach by Master Tenant of its obligations to provide the number of parking spaces required under the GSA-IRS Parking Area Lease for a period of ninety (90) days or more.

“Monetary Liens” means (i) the liens and other Encumbrances set forth in Exhibit Q attached hereto, and (ii) any and all Encumbrances created by Seller during the Contract Period which evidence or secure payment of a definite and ascertainable amount, including, without limitation, any and all other mortgages, UCC-1 Financing Statements, liens and judgments filed in the public records affecting the Land after the date hereof.

“Mutual Release” means the mutual release in the form attached hereto as Exhibit L.

“Organizational Documents” means, with respect to any Person (other than an individual), its articles of incorporation, declaration of trust, bylaws, partnership agreement, statement of partnership, certificate of limited partnership, limited liability company agreement, limited liability company operating agreement, articles of organization, limited liability certificate, or other charter or governing or organizational documents, or any other instrument setting forth the relative rights and obligations of the Equityholders of such Person (including stockholders’ agreement, shareholder agreements and similar agreements among Equityholders).

“Order” means any order, judgment, injunction, assessment, award, decree, ruling, charge or writ of any Governmental Entity.

“Penn ROFO” means that certain Right of First Offer Agreement made as of July 19, 2007 by and between the Property Owner Subsidiary and UPenn, as amended by the Penn ROFO Waiver and Modification.

“Penn ROFO Waiver and Modification” means that certain letter agreement dated November 13, 2015 between the Property Owner Subsidiary and UPenn, a true, correct and complete copy of which is attached hereto as Exhibit T, by which (i) UPenn waived its right of first offer pursuant to the Penn ROFO and (ii) the Property Owner Subsidiary and UPenn agreed to certain modifications to that certain Right of First Offer Agreement made as of July 19, 2007 by and between the Property Owner Subsidiary and UPenn.

“Person” means an individual, a partnership (general or limited), a corporation, a limited liability company, an association, a joint stock company, Governmental Entity, a business or other trust, a joint venture, any other business entity or an unincorporated organization.

“Pre-Closing Indebtedness” means all any Indebtedness of any Target Company Group Member incurred or otherwise existing during the Pre-Closing Period.

“Pre-Closing Period” means any period (or portion thereof) ending as of the close of business on or prior to the Closing Date.

“Pre-Closing Taxes” means (i) any Taxes of any Target Company Group Member for any Pre-Closing Period, (ii) any Taxes of Seller or any of their Affiliates (other than the Target Company Group Members) for any period (whether before or after the Closing Date), including any Taxes for which the Target Company may be liable under Section 1.1502-6 of the Treasury

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Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, and (iii) Transfer Taxes for which Seller is responsible pursuant to Section 2.5(b).  For purposes of this Agreement, in the case of any Straddle Period, (i) property Taxes of any Target Company Group Member allocable to the Pre-Closing Period shall be equal to the amount of such property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) Taxes (other than property Taxes) of any Target Company Group Member for the Pre-Closing Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

“Proceeding” means any action, suit, proceeding, arbitration, written claim, complaint, decree, lawsuit or any written notice of violation or investigation.

“Purchaser Closing Certificate” a certificate in the form attached hereto as Exhibit J.

“Purchaser MAE” means any event, circumstance, fact, change, development, condition, or effect that, either individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Property, the Purchaser, the Target Company Group, taken as a whole.  For purposes of this definition, a “material adverse effect” means any loss, damage or liability equal to or in excess of the MAE Threshold.

“Purchaser Parent” means Korea Investment Management Co., Ltd.

“Recorded Document” means any document that was identified in any Title Evidence or was recorded against the Property at least thirty (30) days prior to the Agreement Date.

“REIT” means a real estate investment trust under the Code.

“Release” means the intentional or unintentional spilling, emitting, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Material into the indoor or outdoor environment.

“Seller Closing Certificate” a certificate in the form attached hereto as Exhibit K.

“Seller Group” means, collectively, Seller, the Target Company and each Target Company Subsidiary.

“Seller Group Member” means Seller and any Target Company Group Member.

“Seller MAE” means any event, circumstance, fact, change, development, condition, or effect that, either individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Property or Seller. For purposes of this definition, a “material adverse effect” means any loss, damage or liability equal to or in excess of the MAE Threshold.

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“Seller Parties” means Seller and the Target Company.

“Sodexo Management Agreement” means Management Agreement dated as of ____ 2008 between Property Owner Subsidiary and Sodexo Management, Inc., as heretofore amended and/or restated, concerning the management and operation of the cafeteria at the Property.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” means any Person (other than an individual) with respect to which the Target Company (or any subsidiary thereof) has the power to vote or direct the voting of sufficient securities or other interests to elect a majority of the directors (or persons in similar positions, including trustees) thereof.

“Survey Evidence” means, with respect to the Property, any survey issued to the Property Owner Subsidiary or the Master Tenant that was Made Available to Purchaser.

“Target Company Group” means the Target Company and each of the Target Company Subsidiaries.

“Target Company Group Member” means the Target Company and any Target Company Subsidiary.

“Target Company Subsidiary” means each of the seven (7) Subsidiaries of the Target Company identified on Exhibit B hereto.

“Tax” or Taxes” means all federal, state local or foreign taxes, charges, fees, duties or other assessments of any kind, including, without limitation, all income, gross receipts, net proceeds, ad valorem, value added, transfer, gains, franchise, profits, inventory, net worth, capital stock, assets, sales, use, license, estimated, withholding, payroll, premium, capital employment, social security, workers compensation, unemployment, excise, severance, stamp, occupation and real and personal property (tangible and intangible) taxes, together with any interest and penalties, fines, additions to tax or additional amounts,  (including with respect to information Tax Returns) imposed by any Tax authority.

“Tax Return” means any return (including information returns), report, declaration, statement, extension, form or other documents or information filed with or submitted to, or required to be filed with or submitted to, any Tax authority or any Person in connection with the determination, assessment, collection or payment of any Tax.

“Title Company” means Fidelity National Title Insurance Company.

“Title Evidence” means, with respect to the Property, any title policy issued to the Property Owner Subsidiary or the Master Tenant that was Made Available to Purchaser.

“Transactions” means, collectively, closing on the purchase and sale of the Purchased Shares in accordance with the terms of this Agreement and the execution and delivery of the Transaction Documents.

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719028938

“Transaction Documents” means (i) this Agreement, (ii) the Seller Closing Certificate, (iii) the Mutual Release, (iv) the Purchaser Closing Certificate, (v) each FIRPTA Certificate, (vi) the BDN Property Management Agreement, (vii) the Amended and Restated GSA-IRS Rent Allocation Agreement, and (viii) each other agreement, instrument, certificate or other document required by this Agreement to be executed and delivered by any Party, any Affiliate of any Party, or the Target Company.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees (including any penalties and interest) imposed in connection with this Agreement and the Transactions.

“Treasury Regulations” means the Income Tax Regulations, including any temporary or proposed regulations, promulgated under the Code, as such Treasury Regulations may be amended from time to time (it being understood that all references herein to specific sections of the Treasury Regulations shall be deemed also to refer to any corresponding provisions of succeeding  Treasury Regulations).

“UPenn” means the Trustees of the University of Pennsylvania, a Pennsylvania non-profit corporation.

Exhibit A – Page 10

719028938

DEFINITION CROSS-REFERENCE TABLE

Acquisition Proposal	29	Parties	1
Agreement Date	1	Party	1
Amended and Restated GSA-IRS Rent Allocation Agreement	6	Permitted Encumbrances	10
		Personal Property	2
Balance Sheets and Operating Statements	15	Plan	21
Closing	7	Pre-Closing Property Expense
Closing Date	7	Reconciliation	6
Commitment	9	Procedural Claim	40
Contracts	3	Property	2
Deposit	4	Property Expense Reconciliation	6
Disclosure Schedule	13	Property Expense Reimbursement Shortfall	6
Due Diligence Materials	11	Property Expense Reimbursement Surplus.	6
Environmental Assessments	19	Property Expenses	6
ERISA	21	Property Owner Subsidiary	1
Escrow Agent	4	Purchase Price	3
Escrow Agreement	4	Purchased Shares	1
Excluded Assets	3	Purchaser	1
Existing Owner’s Title Insurance Policy	20	Purchaser Indemnified Parties	34
Existing Survey	20	Purchaser Representative	12
FIRPTA Certificate	8	Purchaser’s Title Objection Notice	9
GSA	1	Reconciliation Period	6
GSA Statement of Lease	28	Relevant Target Company Group Contracts	18
GSA-IRS Lease	1	ROFO	11
Improvements	2	Second Deposit	4
Indemnified Parties	34	Seller	1
Indemnifying Party	36	Seller Indemnified Parties	34
Insurance Policy	19	Seller’s Cure Notice	9
Land	2	Successors	42
Master Lease	1	Survey	9
Master Tenant	1	Target Company	1
Materiality Qualification	31	Third Party Indemnifiable Claim	36
MPO Leases	2	Title Company	10
Name Change Filings	29	Title Insurance	36
New Title Objection	10	Title Objections	9
Notices	41	Title Policy	10
Outside Time	38	Updated Survey	9

Definition Cross-Reference Table

719028938

PURCHASE AND SALE AGREEMENT

Schedule 11.19

Notice Addresses:

If to Seller or Target Company:

[ Brandywine Operating Partnership, L.P. /
  BDN Investment Trust ]

c/o Brandywine Realty Trust

555 E. Lancaster Avenue, Suite 100

Radnor, PA 19087

Attn: Gerard H. Sweeney, President and CEO

Email: [removed]

With copy to: [removed]

And a copy to:

DLA Piper LLP (US)

203 North LaSalle Street, Suite 1900

Chicago, Illinois  60601-1293

Attn:  David Sickle

Email: [removed]

If to Purchaser:

KIM TopCo, Inc.

c/o Korea Investment Management Co., Ltd.

88, Uisadang daero

Yeongdeungpo gu

Seoul, 150 745

Republic of Korea

Attn: Suk Woo (Chris) Lee

Email: [removed]

With copy to:

Mayer Brown LLLP

1221 Avenue of the Americas

New York, New York 10020-1001

Attn: Kwon Lee

Email: [removed]

718490408.2	Definition Cross-Reference Table

EAST\118075717.14